Exhibit 99.3

______________________________________________________________________________________________________

ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 8, 2019

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS
and
MANAGEMENT PROXY CIRCULAR
 ________________________________________________________
This Notice and Management Proxy Circular,
along with accompanying materials, require your immediate attention.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF ALL PROPOSED RESOLUTIONS.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

March 26, 2019

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS
NOTICE IS HEREBY GIVEN that the annual and special meeting of shareholders of Aeterna Zentaris Inc. (the “Corporation” or “Aeterna Zentaris”) will be held at the offices of Stikeman Elliott LLP, located on the 41st floor at 1155 René-Lévesque Blvd. West, Montreal, Quebec, Canada, H3B 3V2 on Wednesday, May 8, 2019, at 10:00 a.m. (Eastern time) for the following purposes:

1.	to receive the audited consolidated financial statements of the Corporation as at and for the year ended December 31, 2018, together with the auditors' report thereon;

2.	to elect directors;

3.	to appoint auditors and to authorize the directors to determine their compensation;

4.	to consider and, if deemed advisable, to pass an ordinary resolution approving the amended and restated shareholder rights plan (the “Rights Plan”);

5.
to consider and, if deemed advisable, to pass a special resolution to amend the articles of the corporation to change the province in which its registered office is situated from Quebec to Ontario; and

6.	to transact such other business as may properly come before the meeting.
The record date for the determination of shareholders of Aeterna Zentaris entitled to receive notice of and to vote at the meeting is March 20, 2019.
As shareholders of Aeterna Zentaris, it is very important that you read these materials carefully and vote your shares, either by proxy or in person, at the meeting.
The following pages tell you more about how to exercise your right to vote your shares and provide additional information relating to the matters to be dealt with at the meeting.
By order of the Board of Directors,

/s/ Carolyn S. Egbert
Chair of the Board
Toronto, Ontario
March 26, 2019
Shareholders unable to attend the meeting are requested to complete and sign the enclosed form of proxy and to return it in the prepaid envelope enclosed. To be valid, proxies must reach the office of Computershare Trust Company of Canada, Share Ownership Management, 100 University Avenue, 8th Floor, Toronto, Ontario M5J 2Y1, no later than 48 hours (excluding Saturdays, Sundays and holidays) prior to the close of business on the date of the meeting or any adjournment or postponement thereof. The time limit for the deposit of proxies may be waived by the Chair of the Meeting without notice.
If you are a non-registered shareholder of Shares of Aeterna Zentaris Inc. and have received these materials through your broker, custodian, nominee or other intermediary, please complete and return the voting instruction form provided to you by your broker, custodian, nominee or other intermediary in accordance with the instructions provided therein.
Aeterna Zentaris Inc.,
c/o Stikeman Elliott LLP
1155 René-Lévesque Blvd. West, 41st Floor
Montreal, Quebec
H3B 3V2

MANAGEMENT PROXY CIRCULAR

MANAGEMENT PROXY CIRCULAR

SECTION 1.	INTRODUCTION
This management proxy circular (this “Circular”) is being furnished in connection with the solicitation of proxies by and on behalf of the management of Aeterna Zentaris Inc. (the “Corporation”, “Aeterna Zentaris”, “we” or “our”) for use at the annual and special meeting of our shareholders (the “Meeting”) and any adjournment(s) or postponement(s) thereof. No person has been authorized to give any information or to make any representation in connection with any matters to be considered at the Meeting other than those contained in this Circular and, if given or made, any such information or representation must not be relied upon as having been authorized.
In addition to solicitation by mail, our employees or our agents, we may solicit proxies by telephone or by other means. We will bear the entire cost of any such solicitation. We may also reimburse brokers and other persons holding our common shares (the “Common Shares”) in their names, or in the names of nominees, for their costs incurred in sending proxy materials to beneficial or non-registered owners and obtaining their proxies or voting instructions.
Information contained in this Circular is given as of March 26, 2019 unless otherwise specifically stated. Our directors and executive officers are generally paid in their home country currency. Unless otherwise indicated, all compensation information included in this Circular is presented in U.S. dollars and, to the extent a director or officer has been paid in a currency other than U.S. dollars, the amounts have been converted from such person's home country currency to U.S. dollars based on the following annual average exchange rates: for the financial year ended December 31, 2018: €1.000 = U.S.$1.181 and CAN$1.000 = U.S.$0.772; for the financial year ended December 31, 2017: €1.000 = U.S.$1.198 and CAN$1.000 = U.S.$0.797; for the financial year ended December 31, 2016: €1.000 = U.S.$1.110 and CAN$1.000 = U.S.$0.754.
All references to “shareholders” in this Circular are to registered shareholders unless specifically stated otherwise.

SECTION 2	INFORMATION CONCERNING VOTING AT THE MEETING

2.1	Your Vote is Important
As a shareholder, it is very important that you read the following information on how to vote your Common Shares, either by proxy or in person at the Meeting. These materials are being sent to both our registered and non-registered shareholders. Please return your proxy as specified in this Circular and in the form of proxy.

2.2	Voting
You can attend the Meeting or you can appoint someone else to vote for you as your proxyholder. A shareholder entitled to vote at the Meeting may, by means of a proxy, appoint a proxyholder or one or more alternate proxyholders, who are not required to be shareholders, to attend and act at the Meeting in the manner and to the extent authorized by the proxy and with the authority conferred by the proxy. Voting by proxy means that you are giving the person named on your form of proxy the authority to vote your Common Shares for you at the Meeting and at any adjournment or postponement thereof.
You can choose from among four different ways to vote your Common Shares by proxy:

1.	by telephone;

2.	by fax;

3.	on the internet; or

4.	by mail.
The persons who are named on the form of proxy are our officers and will vote your shares for you. You have the right to appoint someone else to be your proxyholder. If you appoint someone else, he or she must attend the Meeting to vote your Common Shares.

2.3	How to Vote — Registered Shareholders

You are a registered shareholder if your name appears on your share certificate or on the register of shareholders maintained by our registrar and transfer agent. If you are not sure whether you are a registered shareholder, please contact Computershare Trust Company of Canada (“Computershare”) by telephone toll-free at 1-800-564-6253 or by e-mail at service@computershare.com.
By Telephone
Voting by proxy using the telephone is only available to shareholders located in Canada and the United States. Call 1-866-732-VOTE (8683) toll-free in Canada and 1-312-588-4290 toll-free in the United States from a touchtone telephone and follow the instructions provided. Your voting instructions are then conveyed by using touchtone selections over the telephone. You will need your Control Number located on your form of proxy or in the e-mail addressed to you, if you have chosen to receive this Circular electronically. If you choose the telephone, you cannot appoint any person other than the officers named on your form of proxy as your proxyholder.
The cut-off time for voting by telephone is 5:00 p.m. (Eastern Time) on May 6, 2019.
By Fax
Complete, date and sign your form of proxy and fax it to Computershare Trust Company of Canada, Attention: Proxy Department at 1-866-249-7775 (toll free in North America) or 416-263-9524 (international). If you return your proxy by fax, you can appoint a person other than the officers named in the form of proxy as your proxyholder. This person does not have to be a shareholder. Fill in the name of the person you are appointing in the blank space provided on the form of proxy. Complete your voting instruction on the form of proxy, and date and sign the form. Make sure that the person you appoint is aware that he or she has been appointed and attends the Meeting.
The cut-off time for voting by fax is 5:00 p.m. (Eastern Time) on May 6, 2019.
Via the Internet
Go to the website www.investorvote.com and follow the instructions on the screen. Your voting instructions are then conveyed electronically over the internet. You will need your Control Number located on your form of proxy or in the e-mail addressed to you, if you have chosen to receive this Circular electronically. If you return your proxy via the internet, you can appoint a person other than the officers named in the form of proxy as your proxyholder. This person does not have to be a shareholder. Indicate the name of the person you are appointing by following the instructions online.
The cut-off time for voting over the internet is 5:00 p.m. (Eastern Time) on May 6, 2019.
By Mail
Complete, date and sign your form of proxy and return it in the envelope provided to you or deliver it to 100 University Avenue, 8th Floor, Toronto, Ontario M5J 2Y1 for receipt before 5:00 p.m. (Eastern time) on May 6, 2019 or with the Secretary of the Meeting prior to commencement of the Meeting on the day of the Meeting or on the day of any adjournment or postponement thereof. If you return your proxy by mail, you can appoint a person other than the officers named in the form of proxy as your proxyholder. This person does not have to be a shareholder. Fill in the name of the person you are appointing in the blank space provided on the form of proxy. Complete your voting instruction on the form of proxy, and date and sign the form. Make sure that the person you appoint is aware that he or she has been appointed and attends the Meeting.
See the section titled “Completing the Form of Proxy” for more information.
In Person at the Meeting
You do not need to complete or return your form of proxy. You will be required to register your attendance for the Meeting with the scrutineer at the registration desk.

2.4	How to Vote — Non-Registered Shareholders
The information set forth in this section should be reviewed carefully by our non-registered shareholders. Shareholders who do not hold their shares in their own names should note that only proxies deposited by shareholders who appear on the records maintained by our registrar and transfer agent as registered holders of shares will be recognized and acted upon at the Meeting.
You are a non-registered shareholder (a “Beneficial Shareholder”), if your bank, trust company, securities broker or dealer or other financial institution or intermediary (“your nominee”) holds your Common Shares for you. If you are not sure whether you are a non-registered shareholder, please contact Computershare by telephone at 1-514-982-7555 or toll-free at 1-800-564-6253 or by e-mail at service@computershare.com.
Beneficial Shareholders will receive from their nominee either voting instruction forms or, less frequently, forms of proxy. The purpose of these forms is to permit Beneficial Shareholders to direct the voting of the Common Shares they beneficially own. Beneficial Shareholders should follow the procedures set out on the voting instruction form or form of proxy they receive. Every nominee has its own mailing procedures and provides its own return instructions to clients. The majority of nominees now delegate responsibility for obtaining voting instructions from clients to Broadridge Financial Solutions, Inc. in Canada and its counterpart in the United States (“Broadridge”).
If you receive a voting instruction form from Broadridge, the voting instruction form must be completed and returned to Broadridge, in accordance with Broadridge’s instructions, well in advance of the Meeting in order to: (a) have your Common Shares voted, as per your instructions, at the Meeting or (b) arrange to have an alternate representative duly appointed by you to attend the Meeting and to vote your Common Shares at the Meeting.
A voting instruction form allows you to provide your voting instructions via the internet, by telephone or by mail. You will need your Control Number found on your voting instruction form, if you choose to vote via the internet or by telephone. Alternatively, Beneficial Shareholders may complete the voting instruction form and return it by mail, as directed in the voting instruction form.
Should a Beneficial Shareholder who receives one of the above forms wish to attend and vote at the Meeting in person, the Beneficial Shareholder should strike out the names of the management designees and insert the Beneficial Shareholder’s name in the blank space provided for this purpose. In either case, Beneficial Shareholders should carefully follow the instructions of their nominee, including those regarding when and where the proxy or voting instruction form is to be delivered.
There are two kinds of Beneficial Shareholders: (i) those who object to their name being made known to the issuers of securities that they own, known as objecting beneficial owners or “OBOs” and (ii) those who do not object to their name being made known to the issuers of securities that they own, known as non-objecting beneficial owners or “NOBOs”.
We may utilize the Broadridge Quickvote™ service to assist NOBOs with voting their Common Shares.
We intend to pay for proximate intermediaries to send the proxy-related materials to OBOs.

2.5	Completing the Form of Proxy and the Exercise of Discretion of Proxies
You can choose to vote “FOR” or “WITHHOLD” with respect to the election of directors and the appointment of auditors and “FOR” or “AGAINST” with respect to all other matters to be voted upon. If you are a Beneficial Shareholder voting your Common Shares, please follow the instructions provided in the voting instruction form that you should have received together with this Circular.
When you sign the form of proxy without appointing an alternate proxyholder, you authorize Michael V. Ward, the President and Chief Executive Officer of the Corporation and Leslie Auld, Corporate Secretary to vote your Common Shares for you at the Meeting in accordance with your instructions. Where no choice is specified, the form of proxy will confer discretionary authority and will be voted FOR all matters proposed by management at the Meeting. The enclosed form of proxy also confers discretionary authority upon the persons named therein to vote with respect to any amendments or variations to the matters identified in the Notice of Meeting and with respect to any other matters that may properly come before the Meeting in such manner as the proxyholder in his or her judgment may determine.
Management is not aware of any other matters that will be presented for action at the Meeting. If, however, other matters properly come before the Meeting, the persons designated in the enclosed form of proxy will vote in accordance with their judgment, pursuant to the discretionary authority conferred by the proxy with respect to such matters.
You have the right to appoint a person or company of your choice who need not be a shareholder to represent you at the Meeting other than the persons designated in the enclosed proxy form. If you are appointing someone else to vote your Common Shares for you at the Meeting, fill in the name of the person voting for you in the blank space provided on the form of proxy.
If you are an individual shareholder, you or your authorized attorney must sign the form of proxy. If you are a corporation, partnership, trust or other legal entity, an authorized officer, representative or attorney must sign the form of proxy.

2.6	Revocation of Proxies

In addition to any other manner permitted by law, a proxy may be revoked before it is exercised by a written instrument executed in the same manner as a proxy deposited either at the Montreal office of our registrar and transfer agent, Computershare, located at 1500 Robert-Bourassa Boulevard, 7th Floor, Montreal, Quebec, Canada, H3A 3S8, or at our registered office, located at 1155 René-Lévesque Blvd. West, 41st Floor, Montréal, Quebec, Canada H3B 3V2, c/o Stikeman Elliott LLP, at any time up to and including the last business day preceding the day of the Meeting, or any adjournment or postponement thereof, at which the proxy is to be used, or with the Chair of the Meeting on the day of the Meeting, or any adjournment or postponement thereof.

SECTION 3	VOTING SHARES, QUORUM AND PRINCIPAL SHAREHOLDERS

3.1	Voting Shares and Quorum
Shareholders of record on March 20, 2019 are entitled to receive notice of and to vote at the Meeting. As of March 20, 2019, there were 16,440,760 issued and outstanding Common Shares. The list of shareholders entitled to vote at the Meeting will be available for inspection on and after March 20, 2019 during usual business hours at the Montreal office of our registrar and transfer agent, Computershare, located at 1500 Robert-Bourassa Boulevard, 7th Floor, Montreal, Quebec, H3A 3S8, as well as at the Meeting. The holders of the Common Shares are entitled to one vote for each Common Share held by them at all meetings of shareholders.
Our By-Laws provide that a quorum is present at the Meeting if the holder(s) of 10% or more of the issued and outstanding Common Shares are present in person or represented by proxy, irrespective of the number of shareholders actually in attendance at the Meeting.

3.2	Principal Shareholders
As of March 26, 2019, to the knowledge of our officers and directors based on shareholders' public filings, there are no persons or entities that beneficially owned, or exercised control or direction over, directly or indirectly, 10% or more of the votes attached to the Common Shares.

SECTION 4	PRESENTATION OF THE FINANCIAL STATEMENTS
Our audited consolidated financial statements as at December 31, 2018 and December 31, 2017 and for the years ended December 31, 2018, 2017 and 2016 and the auditors' report thereon will be submitted at the Meeting.

SECTION 5	ELECTION OF DIRECTORS

5.1	Board of Directors
We are governed by our restated articles of incorporation (the "Restated Articles of Incorporation") under the CBCA and by articles of amendment dated October 2, 2012 and November 17, 2015 (together with the Restated Articles of Incorporation, the "Articles") and by our by-laws, as amended and restated on March 21, 2013 (the "By-Laws"). Our Articles provide that our Board of Directors (the “Board”) shall be composed of a minimum of five and a maximum of 15 directors. Our Board currently consists of six members. Directors are elected annually by our shareholders, but the directors may from time to time appoint one or more directors, provided that the total number of directors so appointed does not exceed one-third of the number of directors elected at the last annual meeting of shareholders. Management proposes the five persons named in the table below (and in the form of proxy or voting instruction form enclosed together with this Circular) as candidates for election as directors. Each elected director will remain in office until termination of the next annual meeting of shareholders or until his or her successor is duly elected or appointed, unless his or her post is vacated earlier. Each of the candidates proposed by management is currently a director. As you will note from the enclosed form of proxy or voting instruction form, shareholders may vote for each director individually, and thus there is no slate vote.
In accordance with a majority voting policy adopted by our Board, in an uncontested election of directors, a nominee for election as a director who receives a greater number of votes “withheld” than votes “for” his or her nomination shall promptly tender his or her resignation to the Board following the meeting of shareholders at which the director is elected. The Nominating, Governance and Compensation Committee (the “NGCC”) will consider such resignation and make a recommendation to the Board as to whether to accept such resignation. The Board will accept the resignation except in situations where exceptional circumstances would warrant the director continuing to serve on the Board. The Board will make its final decision and announce it in a press release within 90 days following the meeting of shareholders. The director who tenders his or her resignation pursuant to this policy will not participate in any committee or Board deliberations and decisions pertaining to the resignation offer.
Unless instructions are given to abstain from voting with regard to the election of directors, the persons whose names appear on the enclosed form of proxy will vote in favor of the election of the five nominees whose names are set out in the table below. Management does not foresee that any of the nominees listed below will be unable or, for any reason, unwilling to perform his or her duties as a director. In the event that the foregoing occurs for any reason, prior to the election, the persons indicated on the enclosed form of proxy reserve the right to vote for another candidate of their choice unless otherwise instructed by the shareholder in the form of proxy to abstain from voting on the election of directors.

Name and Place of Residence	Principal Occupation	Director since	Total Securities
			Common Shares(1)	DSUs
Egbert, Carolyn(3) Texas, USA	Chair of the Board of Directors of the Corporation Corporate Director	2012	1,920	23,000
Smith Hoke, Robin(3) Ohio, USA	President and Chief Executive Officer of Leiter's Enterprises, Inc. (outsourcing provider of ophthalmology and hospital-based services)	2018	—	23,000
Limoges, Gérard (2) Quebec, Canada	Corporate Director Former Deputy Chairman of Ernst & Young LLP Canada (accounting firm)	2004	1,200	23,000
Norton, Brent(2) Ontario, Canada	Corporate Director Founder of PreMD Inc. (predictive medicine company)	2018	—	23,000
Pollack, Jonathan(2) Ontario, Canada	President of the JMP Group (investment and consulting firm) and Chief Financial Officer of AcuityAds (advertising)	2018	—	23,000
_________________________

(1)
We do not have any direct information concerning the number of Common Shares beneficially owned by the nominees or concerning our Common Shares over which such persons exercise control or direction. This information was provided to us by the nominees individually.

(2)	Member of the Audit Committee.

(3)	Member of the NGCC.
To the knowledge of our directors and officers, no proposed director, except as described below:

a)	is, as at the date of this Circular or has been, within ten years before the date of this Circular, a director, chief executive officer or chief financial officer of any company (including us) that,
i) was subject to a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days, that was issued while the proposed director was acting in the capacity as director, chief executive officer or chief financial officer; or

ii)
was subject to a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days, that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer; or

b)
is, as at the date of this Circular, or has been within ten years before the date of this Circular, a director or executive officer of any company (including us) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

c)
has, within the ten years before the date of this Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director:

•
Mr. Gérard Limoges served from 1999 to 2013 as a director of Supratek Pharma Inc., a company that was placed under Court protection under the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”) in January 2009 and made a proposal that was accepted and homologated by the Court on October 30, 2009. In addition, Mr. Limoges was a director of Hart Stores Inc. when it sought protection under the CCAA on August 30, 2011. On February 27, 2012, the Quebec Superior Court sanctioned and approved the plan of compromise and arrangement filed by Hart Stores Inc. under the CCAA. Hart Stores Inc. was subject to a cease trade order issued by the Canadian securities regulatory authorities for failure to file annual and interim financial statements as well as the related management’s discussion and analysis and Chief Executive Officer and Chief Financial Officer certifications within the prescribed periods.

•
Dr. Brent Norton was a director and officer of PreMD Inc. in April 2009 when PreMD Inc. voluntarily delisted from the Toronto Stock Exchange. Later in April 2009, a general cease trade order by the Ontario Securities Commission was issued against PreMD Inc. for failure to file financial statements. These financial statements were not filed due to cost reasons and this remains so to date.

•
On February 24, 2014, Mr. Jonathan Pollack was appointed as a director of Hanfeng Evergreen Inc., which was a reporting issuer in all provinces and territories of Canada, and was listed on the Toronto Stock Exchange. Prior to his appointment as a director, the trading of the shares on the Toronto Stock Exchange of Hanfeng Evergreen Inc. had been previously suspended and a cease trade order for failure of to file financial statements had been previously issued by the British Columbia Securities Commission. Similar cease trade orders were subsequently issued by the Ontario Securities Commission (on March 3, 2014), the Autorité des marchés financiers (on March 7, 2014), the Manitoba Securities Commission (on April 16, 2014) and the Alberta Securities Commission (on April 16, 2014). The shares of Hanfeng Evergreen Inc. were delisted from the Toronto Stock Exchange on June 9, 2014. On August 20, 2014, Ernst & Young Inc. was appointed as a receiver and manager over all of the assets of Hanfeng Evergreen Inc.

•
Ms. Leslie Auld was Chief Financial Officer and a director of GeneNews Limited on January 18, 2016 when the Toronto Stock Exchange placed GeneNews Limited under remedial delisting review for failing to meet the Toronto Stock Exchange’s requirements with respect to working capital position and market capitalization. GeneNews Limited was granted until June 17, 2016 to demonstrate compliance with these continued listing requirements. In March 2016, the Ontario Securities Commission granted GeneNews Limited a management cease trade order for failure to file annual and interim financial statements as well as the related management’s discussion and analysis, annual information form, and Chief Executive Officer and Chief Financial Officer certifications within the prescribed periods. GeneNews Limited filed its annual filings on May 27, 2016 and completed its March 31, 2016 quarterly filings on June 15, 2016.

On June 16, 2016, the TSX completed its remedial review process and determined that GeneNews Limited met the Listing Requirements, and the Ontario Securities Commission lifted the management cease trade order.

SECTION 6	DISCLOSURE OF COMPENSATION

6.1	Remuneration of Directors
The compensation paid to members of our Board who are not our employees (our "Outside Directors") is designed to (i) attract and retain the most qualified people to serve on the Board and its committees, (ii) align the interests of the Outside Directors with those of our shareholders, and (iii) provide appropriate compensation for the risks and responsibilities related to being an effective Outside Director. This compensation is recommended to the Board by the NGCC. The NGCC is composed of three Outside Directors, each of whom is independent, namely Ms. Carolyn Egbert (Chair), Mr. Juergen Ernst and Ms. Robin Smith Hoke.
The Board has adopted a formal mandate for the NGCC, which is attached as Schedule D to this Circular and is also available on our website at www.zentaris.com. The mandate of the NGCC provides that it is responsible for, among other matters, assisting the Board in developing our approach to corporate governance issues, proposing new Board nominees, overseeing the assessment of the effectiveness of the Board and its committees, their respective chairs and individual directors, making recommendations to the Board with respect to directors' compensation and generally serving in a leadership role for our corporate governance practices.

6.1.1	Compensation of Outside Directors
Retainers
Our Outside Directors are paid an annual retainer, the amount of which depends on the position held on the Board. Our Outside Directors will not be paid fees for their attendance of meetings, unless some circumstance dictates that an unusual and burdensome number of meetings must be held. If such circumstance occurs, the Board of Directors may institute meeting payments. The annual retainers are paid in quarterly installments on or about the last day of each calendar quarter. All payments are calculated in U.S. dollars. The amount of each payment is converted to the Outside Director’s home currency based on the exchange rate prevailing on the date of payment, as determined by our finance department. Each Outside Director is paid the equivalent value of the payment in his or her home currency, net of any withholdings or deductions required by applicable law. Members of the Strategic Review Committee (the "SRC") were granted a monthly retainer in the amount of U.S. $7,500 from July 2017 up to and including January 2018, Ms. Egbert and Mr. Ernst deferred payment of their SRC retainers to 2018.
The amounts of the retainers are set forth in the following table:

Type of Compensation	Annual Retainer for the year 2018	Monthly Retainer for January 2018
Chair of the Board Retainer	80,000	-
Board Member Retainer	40,000	-
Audit Committee Chair Retainer	20,000	-
Audit Committee Member Retainer	5,000	-
NGCC Chair Retainer	15,000	-
NGCC Member Retainer	3,000	-
SRC Chair Retainer	-	7,500
SRC Member Retainer	-	7,500
All Directors are reimbursed for travel and other out-of-pocket expenses incurred in attending Board or committee meetings.
The number of Board and committee meetings held during the year ended December 31, 2018 and the attendance records of Board and committee members are presented in Schedule A to this Circular.

6.1.2	Outstanding Option-Based Awards and Share-Based Awards
The following table shows all awards outstanding to each Outside Director as at December 31, 2018:

	Option-based Awards					Share-based Awards
Name	Issuance Date	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Value of Unexercised In-the-money Options(1)	Issuance Date	Number of Shares or Units of Shares that have Not Vested	Market or Payout Value of Share-based Awards that have Not Vested(2)
	(mm-dd-yyyy)	(#)	($)	(mm-dd-yyyy)	($)	(mm-dd-yyyy)	(#)	($)
Cardiff, Michael	05-10-2016	20,000	3.48	05-09-2023	—	—	—	—
	12-06-2016	7,850	3.45	12-06-2023	—	—	—	—
	08-15-2017	60,000	2.05	08-15-2024	53,400	—	—	—
	—	—	—	—	—	05-08-2018	23,000	67,620
Egbert, Carolyn	05-10-2016	10,000	3.48	05-09-2023	—	—	—	—
	12-06-2016	7,850	3.45	12-06-2023	—	—	—	—
	08-15-2017	60,000	2.05	08-15-2024	53,400	—	—	—
	—	—	—	—	—	05-08-2018	23,000	67,620
Ernst, Juergen	05-10-2016	10,000	3.48	05-09-2023	—	—	—	—
	12-06-2016	7,850	3.45	12-06-2023	—	—	—	—
	08-15-2017	60,000	2.05	08-15-2024	53,400	—	—	—
	—	—	—	—	—	05-08-2018	23,000	67,620
Smith Hoke, Robin	—	—	—	—	—	05-08-2018	23,000	67,620
Limoges, Gérard	05-10-2016	10,000	3.48	05-09-2023	—	—	—	—
	12-06-2016	7,850	3.45	12-06-2023	—	—	—	—
	08-15-2017	60,000	2.05	08-15-2024	53,400	—	—	—
	—	—	—	—		05-08-2018	23,000	67,620
Norton, Brent	—	—	—	—	—	05-08-2018	23,000	67,620
Pollack, Jonathan	—	—	—	—	—	05-08-2018	23,000	67,620
_________________________

(1)
"Value of unexercised in-the-money options" at financial year-end is calculated based on the difference between the closing prices of the Common Shares on the NASDAQ on the last trading day of the fiscal year (December 31, 2018) of $2.94 and the exercise price of the options, multiplied by the number of unexercised options.

(2)	The Corporation used the closing price of its Common Shares on the NASDAQ as at the last trading day of the fiscal year (December 31, 2018) of $2.94.

6.1.3	Total Compensation of Outside Directors
The table below summarizes the total compensation paid to our Outside Directors during the financial year ended December 31, 2018 (all amounts are in U.S. dollars). Our Outside Directors are generally paid in their home currency, Messrs. Cardiff, Limoges Norton and Pollack were paid in Canadian dollars. Ms. Egbert and Ms. Hoke were paid in U.S. dollars and Mr. Ernst was paid in euros.

Name	Fees earned(1)	Share-based Awards(2)	Option-based Awards	Non-Equity Incentive Plan Compensation	Pension Value	All Other Compensation	Total
	($)	($)	($)	($)	($)	($)	($)
Cardiff, Michael	53,555	41,170	—	—	—	—	94,725
Egbert, Carolyn(3)	177,500	41,170	—	—	—	—	218,670
Ernst, Juergen	51,065	41,170	—	—	—	—	92,235
Smith Hoke, Robin	27,879	41,170	—	—	—	—	69,049
Limoges, Gérard	67,500	41,170	—	—	—	—	108,670
Norton, Brent	29,176	41,170	—	—	—	—	70,346
Pollack, Jonathan	29,176	41,170	—	—	—	—	70,346
_________________________
(1) In respect of our financial year ended December 31, 2018, we paid an aggregate amount of $450,577 to all of our Outside Directors for services rendered in their capacity as directors, excluding reimbursement of out-of-pocket expenses and the value of share-based and option-based awards granted in 2018.
(2) Amounts shown represent the value of the DSUs on the grant date ($1.79). The value of one DSU on the grant date is the closing price of one Common Share on the NASDAQ on the last trading day preceding the date of grant.

(3) Ms. Egbert was awarded a cash bonus in the amount of $75,000.

6.2	Compensation of Executive Officers
The following is disclosure of information related to the compensation that we paid to our “Named Executive Officers” during 2018. For the 2018 year, our "Named Executive Officers" were as follows:

•	Mr. Michael V. Ward, who currently serves as President and Chief Executive Officer as an employee;

•	Mr. James Clavijo, who served as Chief Financial Officer as an employee from March 5, 2018 to September 24, 2018;

•	Ms. Leslie Auld, who currently serves as Senior Vice President, Chief Financial Officer as an independent contractor from September 24, 2018; and

•
Dr. Richard Sachse, who served as Senior Vice President and Chief Scientific and Chief Medical Officer until June 14, 2018, Mr. Brian Garrison, who currently serves as Senior Vice President, Global Commercial Operations, and Eckhard Guenther, who currently serves as Vice President, Alliance Management, who were our three most highly compensated executive officers (other than our Chief Executive Officer and our current and former Chief Financial Officer) during 2018.

6.2.1	Determining Compensation
NGCC
The compensation of executive officers of the Corporation and its subsidiaries is recommended to the Board by the NGCC. The NGCC is responsible for, among other matters, (i) assisting the Board in developing our approach to corporate governance issues, (ii) proposing new Board nominees, (iii) overseeing the assessment of the effectiveness of the Board and its committees, their respective chairs and individual directors and (iv) making recommendations to the Board with respect to board member nominees and directors’ compensation, as well as serving in a leadership role for our corporate governance practices. It is also responsible for taking all reasonable actions to ensure that appropriate human resources policies, procedures and systems, e.g., recruitment and retention policies, competency and performance metrics and measurements, training and development programs, and market-based, competitive compensation and benefits structures, are in place so that we can attract, motivate and retain the quality of personnel required to achieve our business objectives. The NGCC also assists the Board in discharging its responsibilities relating to the recruitment, retention, development, assessment, compensation and succession planning for our executive and senior management members.
Thus, the NGCC recommends the appointment of senior officers, including the terms and conditions of their appointment and termination, and reviews the evaluation of the performance of our senior officers, including recommending their compensation and overseeing risk identification and management in relation to executive compensation policies and practices. The Board, which includes the members of the NGCC, reviews the Chief Executive Officer’s corporate strategy, goals and performance objectives and evaluates and measures his or her performance and compensation against the achievement of such goals and objectives.
The NGCC recognizes that the industry, regulatory and competitive environment in which we operate requires a balanced level of risk-taking to promote and achieve the performance expectations of executives of a specialty biopharmaceutical company. The NGCC is of the view that our executive compensation program should not encourage senior executives to take inappropriate or unreasonable risk. In this regard, the NGCC recommends the implementation of compensation methods that appropriately connect a portion of senior executive compensation with our short-term and long-term performance, as well as that of each individual executive officer and that take into account the advantages and risks associated with such compensation methods. The NGCC is also responsible for establishing compensation policies that are intended to reward the creation of shareholder value while reflecting a balance between our short-term and long-term performance and that of each executive officer.
The Board believes that the members of the NGCC collectively have the knowledge, experience and background required to fulfill its mandate:
Carolyn Egbert - Ms. Egbert has served as a director on our Board since August 2012 and as Chair of our Board since May 2016. After enjoying the private practice of law as a defense litigator in Michigan and Washington, D.C., she joined Solvay America, Inc. ("Solvay") (a chemical and pharmaceutical company) in Houston, Texas. Over the course of a twenty-year career with Solvay, she held the positions of Vice President, Human Resources, President of Solvay Management Services, Global Head of Human Resources and Senior Executive Vice President of Global Ethics and Compliance. During her tenure with Solvay, she served as a director on the Board of Directors of seven subsidiary companies and as Chair of one subsidiary board. After retiring in 2010, she established a consulting business providing expertise in corporate governance, ethics and compliance, organizational development, executive compensation and strategic human resources. She holds a Bachelor of Sciences degree in Biological Sciences from George Washington University, Washington D.C. and a Juris Doctor degree from Seattle University, Seattle, Washington. She also was a Ph.D. candidate in Pharmacology at both Georgetown University Medical School at Washington, D.C. and Northwestern University Medical School at Chicago, Illinois. She remains an active member of both the Michigan State Bar and the District of Columbia Bar, Washington, D.C.
Juergen Ernst - Mr. Ernst has served as a director on our Board since 2005. As the former General Manager of the Pharmaceutical Sector of Solvay S.A. (international chemical and pharmaceutical group), Mr. Ernst had extensive senior management experience, where, among other functions, he oversaw the human resources department. Mr. Ernst is also a member of the Board of Directors of Pharming Group N.V., a publicly traded biotechnology company based in the Netherlands.
Robin Smith Hoke - Ms. Hoke has served as a director on our Board since May 2018. Ms. Hoke is a business and legal executive with over 25 years of healthcare and pharmaceutical experience in various legal and business roles where she focused on operations, strategy, business development, acquisitions, strategic relationships, and commercialization. Ms. Hoke currently serves as President & CEO of Leiters, a 503B FDA registered outsourcing service provider with manufacturing facilities in Denver, Colorado and San Jose, California. She also serves as a member of the Board of Directors of Camargo Pharmaceutical Services, LLC., a privately held 505(b)(2) global drug development and regulatory services company in Cincinnati, Ohio. She previously served as a member of the board of Oncobiologics, Inc., a publicly held clinical stage biopharmaceutical company focused on identifying, developing, manufacturing and commercializing complex biosimilar therapeutics. She previously served as chair of the Board of Directors and interim chief executive officer at Ricerca Biosciences, LLC, a pre-clinical CRO. Prior to Ricerca, Ms. Hoke served as the president of GeneraMedix, Inc., a specialty generic injectable company and held senior legal and business roles at Cardinal Health, Inc. She also spent time with Abbott Laboratories, Inc., and served as a partner in the business law firm of Kegler, Brown, Hill & Ritter, Co., L.P.A.

6.3	Compensation Discussion & Analysis

6.3.1	Compensation Philosophy and Objectives
Our Board, through the NGCC, establishes our executive compensation program that is market-based and at a competitive percentile grouping for both total cash and total direct compensation. The NGCC has established a compensation program that is designed to attract, motivate and retain high-performing senior executives, encourage and reward superior performance and align the executives' interests with those of our shareholders by:

•
providing the opportunity for an executive to earn compensation that is competitive with the compensation received by executives serving in the same or measurably similar positions within comparable companies;

•	providing the opportunity for executives to participate in equity-based incentive compensation plans;

•	aligning executive compensation with our corporate objectives; and

•	attracting and retaining highly qualified individuals in key positions.

6.3.2	Compensation Elements
Our executive compensation is targeted at the 50th percentile for small cap biopharmaceutical companies within both the local and national markets and is comprised of both fixed and variable components. The variable components include equity and non-equity incentive plans. Each compensation component is intended to serve a different function, but all elements are intended to work in concert to maximize both corporate and individual performance by establishing specific, competitive operational and corporate goals and by providing financial incentives to employees based on their level of attainment of these goals.
Our current executive compensation program is comprised of the following four basic components: (i) base salary; (ii) an annual bonus linked to both individual and corporate performance; (iii) equity incentives, including stock options, previously granted under our second amended and restated stock option plan adopted by the Board on March 29, 2016 and ratified by the shareholders of Aeterna on May 10, 2016 (the "Stock Option Plan") and presently granted under the Corporation’s long-term incentive plan adopted by the Board on March 27, 2018 and ratified by the shareholders of Aeterna on May 8, 2018 (the "Long-Term Incentive Plan"), established for the benefit of our directors, certain executive officers and other participants as may be designated from time to time by either the Board or the NGCC; and (iv) other elements of compensation, consisting of benefits, perquisites and retirement benefits.
Base Salary. Base salaries are intended to provide a steady income to our executive officers regardless of share price. In determining individual base salaries, the NGCC takes into consideration individual circumstances that may include the scope of an executive's position, the executive's relevant competencies or experience and retention risk. The NGCC also takes into consideration the fulfillment of our corporate objectives, as well as the individual performance of the executive.
Short-Term, Non-Equity Incentive Compensation. Our short-term, non-equity incentive compensation plan sets a target cash bonus for each executive officer, expressed as a percentage of the executive officer's base salary. The amount of cash bonus paid to an executive officer depends on the extent to which he or she contributed to the achievement of the annual performance objectives established by the Board for the year. The annual performance objectives are specific operational, clinical, regulatory, financial, commercial and corporate goals that are intended to advance our product pipeline, to promote the success of our commercial efforts and to enhance our financial position. The annual performance objectives are set at the end of each financial year as part of the annual review of corporate strategies. The performance objectives are not established for individual executive officers but rather by functional area(s), many of which are carried out by or fall within the responsibility of our President and Chief Executive Officer, Chief Financial Officer (or principal financial officer) and our other executive officers, including our Named Executive Officers. The award of a cash bonus requires the approval of both the NGCC and the Board and is based upon an assessment of each individual's performance, as well as our overall performance at a corporate level. The determination of individual performance does not involve quantitative measures using a mathematical calculation in which each individual performance objective is given a numerical weight. Instead, the NGCC's determination of individual performance is a subjective determination as to whether a particular executive officer substantially achieved the stated objectives or over-performed or under-performed with respect to corporate objectives that were deemed to be important to our success.
Long-Term Equity Compensation Plan of Executive Officers. The long-term component of the compensation of our executive officers is based exclusively on the Long Term Incentive Plan, which permits the issuance of a number of equity-based awards based on the contribution of the officers and their responsibilities. The Board adopted a policy regarding stock option grants in December 2014, which provides that each Named Executive Officer is eligible to receive options to acquire our Common Shares having a value, based on the Black-Scholes option pricing model, equal to a specified multiple of his or her salary. The specified multiple for the President and Chief Executive Officer is 1.5. The specified multiple for each other Named Executive Officer is 0.75. To encourage retention and focus management on developing and successfully implementing our continuing growth strategy, stock options vest over a period of three years, with the first third vesting on the first anniversary of the date of grant. Since the adoption of the Long-Term Incentive Plan in 2018, we have broadened the types of equity-based awards which we may issue beyond stock options (to include, among other types, restricted stock units, deferred share units and others).
Other Forms of Compensation. Our executive employee benefits program also includes life, medical, dental and disability insurance to the same extent and in the same manner as all other employees. Several of our executive officers also receive a car allowance as a perquisite. These benefits and perquisites are designed to be competitive overall with equivalent positions in comparable North American organizations in the life sciences industry. We also contribute to our North American employees' retirement plans up to an annual maximum amount of $11,200 for employees in the United States. The contribution amounts for our United States employees are subject to limitations imposed by the United States Internal Revenue Service on contributions to our most highly compensated employees. Employees based in Frankfurt, Germany also benefit from certain employer contributions into the employees' pension funds. Our executive officers, including the Named Executive Officers, are eligible to participate in such employer-contribution plans to the same extent and in the same manner as all other employees.

6.3.3	Positioning
The NGCC is authorized to engage its own independent consultant to advise it with respect to executive compensation matters. While the NGCC may rely on external information and advice, all of the decisions with respect to executive compensation are made by the Board upon the recommendation of the NGCC and may reflect factors and considerations other than, or that may differ from, the information and recommendations provided by any external compensation consultants that may be retained from time to time.
In 2013, the NGCC retained a compensation consultant to benchmark our executive compensation plan in an effort to determine whether we were achieving our objective of providing market competitive compensation opportunities. The compensation consultant gathered compensation data from companies that it concluded were of comparable size and/or stage of development as us and from other companies with which we compete for executive talent and advised the NGCC that our executive compensation should be generally aligned with the 50th percentile, or the mid-point, of the companies surveyed by the consultant. Furthermore, the consultant advised the NGCC that the total cash target payment (base salary and, if applicable or awarded in cash, annual bonus) for our executive officers in 2013 generally fell around the 50th percentile of the companies surveyed. The NGCC did not repeat or update the benchmarking process in 2014 - 2018 because it concluded that doing so would not provide additional meaningful data, considering the expense of the process. However, the NGCC, as a matter of good governance, annually reviews and assesses the Corporation's current compensation program and makes appropriate adjustments, if any.
In June 2018, the NGCC retained Bowers Consulting LLC ("Bowers"), an independent consulting firm to assist the NGCC in analyzing the Corporation's director and executive compensation. The Corporation paid fees to Bowers in the amount of $5,400.

6.3.4	Risk Assessment of Executive Compensation Program
The Board, through the NGCC, oversees the implementation of compensation methods that tie a portion of executive compensation to our short-term and long-term performance and that of each executive officer and that take into account the advantages and risks associated with such compensation methods. In addition, the Board oversees the creation of compensation policies that are intended to reward the creation of shareholder value while reflecting a balance between our short-term and long-term performance and that of each executive officer. The NGCC has considered in general terms the concept of risk as it relates to our executive compensation program.
Base salaries are fixed in amount to provide a steady income to the executive officers regardless of share price and thus do not encourage or reward risk-taking to the detriment of other important business, operational, commercial or clinical metrics or milestones. The variable compensation elements (annual bonuses and equity-based awards) are designed to reward each of short-term, mid-term and long-term performance. For short-term performance, a discretionary annual bonus may be awarded based on the timing and level of attainment of specific operational and corporate goals that the NGCC believes to be challenging, yet does not encourage unnecessary or excessive risk-taking. While our bonus payments are generally based on annual performance, a maximum bonus payment is pre-fixed for each senior executive officer and represents only a portion of each individual's overall total compensation opportunities. In exceptional circumstances, a particular executive officer may be awarded a bonus that exceeds his or her maximum pre-fixed or target bonus amount. Finally, a significant portion of executive compensation is provided in the form of equity-based awards, which is intended to further align the interests of executives with those of shareholders. The NGCC believes that these awards do not encourage unnecessary or excessive risk-taking since the ultimate value of the awards is tied to our share price, and in the case of grants under the long-term incentive compensation plan, are generally subject to mid-term and long-term vesting schedules to help ensure that executives generally have significant value tied to long-term share price performance.
The NGCC believes that the variable compensation elements (annual bonuses and equity-based awards) represent a percentage of overall compensation that is sufficient to motivate our executive officers to produce superior short-term, mid-term and long-

term corporate results, while the fixed compensation element (base salary) is also sufficient to discourage executive officers from taking unnecessary or excessive risks. The NGCC and the Board also generally have the discretion to adjust annual bonuses and equity-based awards based on individual performance and any other factors they may determine to be appropriate in the circumstances. Such factors may include, where necessary or appropriate, the level of risk-taking a particular executive officer may have engaged in during the preceding year.
Based on the foregoing, the NGCC has not identified any specific risks associated with our executive compensation program that are reasonably likely to have a material adverse effect on us. The NGCC believes that our executive compensation program does not encourage or reward any unnecessary or excessive risk-taking behavior.
Our directors, executive officers and employees are prohibited from purchasing, selling or otherwise trading in derivative securities relating to our Common Shares. Derivative securities are securities whose value varies in relation to the price of our securities. Examples of derivative securities include warrants to purchase our Common Shares, and put or call options written on our Common Shares, as well as individually arranged derivative transactions, such as financial instruments, including, for greater certainty, pre-paid variable forward contracts, equity swaps, collars, or units of exchange funds, which are designed to hedge or offset a decrease in market value of our equity securities granted as executive compensation or directors' remuneration. Options to acquire Common Shares and other equity-based awards issued pursuant to our Stock Option Plan or Long-Term Incentive Plan are not derivative securities for this purpose.

6.3.5	2018 Compensation
Base Salary. The primary element of our compensation program is base salary. Our view is that a competitive base salary is a necessary element for retaining qualified executive officers. In determining individual base salaries, the NGCC takes into consideration individual circumstances that may include the scope of an executive's position, the executive's relevant competencies or experience and retention risk. The NGCC also takes into consideration the fulfillment of our corporate objectives, as well as the individual performance of the executive.
Short-Term, Non-Equity Incentive Compensation. The Board, based on the NGCC's recommendation, adopted the following performance objectives for 2018:

Goal		Result
Commercialization of Macrilen™ (macimorelin) in Europe and ROW	Assuming EMA approval, develop strategy and implementation plan for commercialization through the out-licensing of Macrilen™ (macimorelin) for Europe and ROW
The Board developed and approved a strategy to out-license macimorelin for the ROW, but the Corporation did not secure acceptable ROW agreements in 2018. The Corporation subsequently (in 2019) engaged Torreya to assist in identifying and executing upon such opportunities.

Successfully execute the board-approved strategy and implementation plan.
Not completed. The Board approved a strategy and implementation plan to pursue commercialization opportunities for macimorelin for the ROW and to implement non-macimorelin related opportunities. The Corporation explored several potential opportunities, but none resulted in a transaction that was acceptable to the Corporation.

	Deploy all effective resources to ensure timely EMA approval of Macrilen™ (macimorelin).	Completed. EMA approval of macimorelin was obtained in January 2019 based on the work of the Corporation during 2018.
Commercialization of Macrilen™ (macimorelin) in United States and Canada	Provide effective support to Strongbridge in its commercialization efforts to ensure Macrilen™ (macimorelin) is timely marketed in 2018.	Not completed. The Corporation provided support, but efforts were slowed due to Strongbridge’s sale of its license rights to Novo Nordisk A/S in December 2018.
Ensure effective clinical studies are in place to obtain approval of pediatric indication of Macrilen™ (macimorelin).
In progress. The Corporation is collaborating with Novo Nordisk (and previously with Strongbridge) and is providing appropriate activities with respect to the ongoing clinical studies that are required to obtain approval for the pediatric indication of Macrilen™.

Improve operations	Manage costs and control expenses to maximize cash conservation.
In progress. The Corporation is focused on cost-savings and cash conservation. To this end, the Corporation reduced operating costs in both Germany and the United States in 2018. This continues to be an important objective in 2019.

Provide cash forecast by month on a 24-month projection.
The Corporation remains focused on aligning essential personnel, both in Germany and the United States, with the Corporation’s strategy and improving cost-effectiveness. In 2018, this included the termination of employment of certain employees.

Ensure effective and efficient use of resources and personnel.
The Corporation remains focused on aligning essential personnel, both in Germany and the United States, with the Corporation’s strategy and improving cost-effectiveness. In 2018, this included the termination of employment of certain employees.

	Ensure that performance milestones for key managers align with and support CEO milestones.	Completed.

6.3.6	Long-Term Equity Compensation
The Board approved an award of 50,000 stock options at an exercise price of $1.46, to Mr. Ward on April 2, 2018, in accordance with the Stock Option Plan. The Board approved an award of 100,000 stock options at an exercise price of $2.11, to Mr. Ward on June 22, 2018, in accordance with the Long-Term Incentive Plan.
Summary of the Stock Option Plan
We established the Stock Option Plan in order to attract and retain directors, officers, employees and suppliers of ongoing services, who will be motivated to work towards ensuring our success. The Board has full and complete authority to interpret the Stock Option Plan, to establish applicable rules and regulations and to make all other determinations it deems necessary or useful for the administration of the Stock Option Plan, provided that such interpretations, rules, regulations and determinations are consistent with the rules of all stock exchanges and quotation systems on which our securities are then traded and with all relevant securities legislation.

There were 628,685 options outstanding under the Stock Option Plan representing approximately 3.82% of all issued and outstanding Common Shares on March 26, 2019. The proposed number of Common Shares issuable pursuant to the Long-Term Incentive Plan is fixed at 11.4% of the issued and outstanding Common Shares at any given time.less the number of Common Shares issuable pursuant to stock options granted at such time under the Stock Option Plan. See below for a complete description of the Long-Term Incentive Plan. The Corporation does not intend on issuing any new stock options under the Stock Option Plan, and instead will issue any future stock options under the Long-Term Incentive Plan.
Under the Stock Option Plan, (i) the number of securities issuable to insiders, at any time, or issued within any one-year period, under all of our security-based compensation arrangements, cannot exceed 10% of our issued and outstanding securities and (ii) no single person eligible to receive grants under the Stock Option Plan (each a "Participant") may hold options to purchase, from time to time, more than 5% of our issued and outstanding Common Shares. In addition: (i) the aggregate fair value of options granted under all of our security-based compensation arrangements to any one of our Outside Directors entitled to receive a benefit under the Stock Option Plan, within any one-year period, cannot exceed $100,000 valued on a Black-Scholes basis and as determined by the NGCC; and (ii) the aggregate number of securities issuable to all of our Outside Directors entitled to receive a benefit under the Stock Option Plan, within any one-year period, under all of our security-based compensation arrangements, cannot exceed 1% of its issued and outstanding securities.
Options granted under the Stock Option Plan may be exercised at any time within a maximum period of seven or ten years following the date of their grant (the "Outside Expiry Date"), depending on the date of grant. The Board or the NGCC, as the case may be, designates, at its discretion, the specific Participants to whom stock options are granted under the Stock Option Plan and determines the number of Common Shares covered by each of such option grants, the grant date, the exercise price of each option, the Outside Expiry Date and any other matter relating thereto, in each case in accordance with the applicable rules and regulations of the regulatory authorities. The price at which the Common Shares may be purchased may not be lower than the greater of the closing prices of the Common Shares on the NASDAQ on the last trading day preceding the date of grant of the option. Options granted under the Stock Option Plan shall vest in equal tranches over a three-year period (one-third each year, starting on the first anniversary of the grant date) or as otherwise determined by the Board or the NGCC, as the case may be. Participants may not assign their options (nor any interest therein) other than by will or in accordance with the applicable laws of estates and succession.
Unless the Board or the NGCC decides otherwise, Participants cease to be entitled to exercise their options under the Stock Option Plan: (i) immediately, in the event a Participant who is an officer or employee resigns or voluntarily leaves his or her employment or his or her employment is terminated with cause and, in the case of a Participant who is a non-employee director of us or one of our subsidiaries, the date on which such Participant ceases to be a member of the relevant Board of Directors; (ii) six months following the date on which employment is terminated as a result of the death of a Participant who is an officer or employee and, in the case of a Participant who is an Outside Director, six months following the date on which such Participant ceases to be a member of the Board of Directors by reason of death; (iii) 90 days following the date on which a Participant's employment is terminated for a reason other than those mentioned in (i) or (ii) above including, without limitation, upon the disability, long-term illness, retirement or early retirement of the Participant; and (iv) where the Participant is a service supplier, 30 days following the date on which such Participant ceases to act as such, for any cause or reason (each, an "Early Expiry Date").
The Stock Option Plan also provides that, if the expiry date of one or more options (whether an Early Expiry Date or an Outside Expiry Date) occurs during a "blackout period" or within the seven business days immediately after a blackout period imposed by us, the expiry date will be automatically extended to the date that is seven business days after the last day of the blackout period. For the purposes of the foregoing, "blackout period" means the period during which trading in our securities is restricted in accordance with our corporate policies.
If (i) we accept an offer to amalgamate, merge or consolidate with any other entity (other than one of our wholly-owned subsidiaries) or to sell or license all or substantially all of our assets to any other entity (other than one of our wholly-owned subsidiaries); (ii) we sign a support agreement in customary form pursuant to which the Board agrees to support a takeover bid and recommends that our shareholders tender their Common Shares to such takeover bid; or (iii) holders of more than 50% of our then outstanding Common Shares tender all of their Common Shares to a takeover bid made to all of the holders of the Common Shares to purchase all of the then issued and outstanding Common Shares, then, in each case, all of the outstanding options shall, without any further action required to be taken by us, immediately vest. Each Participant shall thereafter be entitled to exercise all of such options at any time up to and including, but not after the close of business on that date which is ten days following the Closing Date (as defined below). Upon the expiration of such ten-day period, all rights of the Participant to such options or to the exercise of same (to the extent not already exercised) shall automatically terminate and have no further force or effect whatsoever. "Closing Date" is defined to mean (x) the closing date of the amalgamation, merger, consolidation, sale or license transaction in the case of clause (i) above; (y) the first expiry date of the takeover bid on which each of the offeror's conditions are either satisfied or waived in the case of clause (ii) above; or (z) the date on which it is publicly announced that holders of greater than 50% of our then outstanding Common Shares have tendered their Common Shares to a takeover bid in the case of clause (iii) above.

The Stock Option Plan provides that the following amendments may be made to the plan only upon approval of each of the Board and our shareholders as well as receipt of all required regulatory approvals:

•
any amendment to Section 3.2 of the Stock Option Plan (which sets forth the limit on the number of options that may be granted to insiders) that would have the effect of permitting, without having to obtain shareholder approval on a "disinterested vote" at a duly convened shareholders' meeting, the grant of any option(s) under the Stock Option Plan otherwise prohibited by Section 3.2;

•	any amendment to the number of securities issuable under the Stock Option Plan (except for certain permitted adjustments, such as in the case of stock splits, consolidations or reclassifications);

•	any amendment that would permit any option granted under the Stock Option Plan to be transferable or assignable other than by will or in accordance with the applicable laws of estates and succession;

•	the addition of a cashless exercise feature, payable in cash or securities, which does not provide for a full deduction of the number of underlying securities from the Stock Option Plan reserve;

•	the addition of a deferred or restricted share unit component or any other provision that results in employees receiving securities while no cash consideration is received by us;

•
with respect to any Participant, whether or not such Participant is an "insider" and except in respect of certain permitted adjustments, such as in the case of stock splits, consolidations or reclassifications:

•	any reduction in the exercise price of any option after the option has been granted, or

•	any cancellation of an option and the re-grant of that option under different terms, or

•	any extension to the term of an option beyond its Outside Expiry Date to a Participant who is an "insider" (except for extensions made in the context of a "blackout period");

•	any amendment to the method of determining the exercise price of an option granted pursuant to the Stock Option Plan;

•	the addition of any form of financial assistance or any amendment to a financial assistance provision which is more favorable to employees; and

•	any amendment to the foregoing amending provisions requiring Board, shareholder and regulatory approvals.
The Stock Option Plan further provides that the following amendments may be made to the Stock Option Plan upon approval of the Board and upon receipt of all required regulatory approvals, but without shareholder approval:

•	amendments of a "housekeeping" or clerical nature or to clarify the provisions of the Stock Option Plan;

•	amendments regarding any vesting period of an option;

•
amendments regarding the extension of an option beyond an Early Expiry Date in respect of any Participant, or the extension of an option beyond the Outside Expiry Date in respect of any Participant who is a "non-insider";

•
adjustments to the number of issuable Common Shares underlying, or the exercise price of, outstanding options resulting from a split or a consolidation of the Common Shares, a reclassification, the payment of a stock dividend, the payment of a special cash or non-cash distribution to our shareholders on a pro rata basis provided such distribution is approved by our shareholders in accordance with applicable law, a recapitalization, a reorganization or any other event which necessitates an equitable adjustment to the outstanding options in proportion with corresponding adjustments made to all outstanding Common Shares;

•	discontinuing or terminating the Stock Option Plan; and

•	any other amendment which does not require shareholder approval under the terms of the Stock Option Plan.
Summary of the Long-Term Incentive Plan
The purpose of the Long-Term Incentive Plan is to (i) promote our long-term financial interests and growth by attracting and retaining management and other personnel and key service providers with the training, experience and ability to enable them to make a substantial contribution to the success of our business; (ii) motivate management personnel by means of growth-related incentives to achieve long-range goals; and (iii) further the alignment of interests of participants with those of our shareholders through opportunities for increased share ownership in the Corporation.
The NGCC is the administrator of the Long-Term Incentive Plan (the “Administrator”). At any time, the Board may serve as the Administrator of the Long-Term Incentive Plan, in lieu of, or in addition, to the NGCC. Except as provided otherwise under the Long-Term Incentive Plan, the Administrator has plenary authority to grant awards pursuant to the terms of the Long-Term Incentive Plan to eligible individuals, determine the types of awards and the number of shares to be covered by the awards, establish the terms and conditions for awards and take all other actions necessary or desirable to carry out the purpose and intent of the Long-Term Incentive Plan.
Participation in the Long-Term Incentive Plan is generally open to all officers, employees and other individuals, including Outside Directors. However, any individual whose services to the Corporation or any of its subsidiaries are limited to capital-raising transactions, or the promotion and maintenance of a market for the Corporation securities, are ineligible to participate in the Long-Term Incentive Plan. Prospective officers, employees and other service providers who have accepted offers to provide services to the Corporation may also participate in the Long-Term Incentive Plan.
The Long-Term Incentive Plan enables the grant of stock options, stock appreciation rights, stock awards, stock unit awards, performance shares, cash-based performance units and other stock-based awards, each of which may be granted separately or in tandem with other awards.
The maximum number of Common Shares issuable under the Long-Term Incentive Plan is fixed at 11.4% of the issued and outstanding Common Shares at any given time, less the number of Common Shares issuable pursuant to stock options granted at such time under the Stock Option Plan. There were 261,000 awards outstanding under the Long-Term Incentive Plan representing approximately 1.59% of all issued and outstanding Common Shares on March 26, 2019. See above for a complete description of the Stock Option Plan.
The number of securities issuable to insiders, at any time, or issued within any one-year period, under all of our security-based compensation arrangements, cannot exceed 10% of our issued and outstanding securities and no single participant may hold options to purchase, from time to time, more than 5% of our issued and outstanding Common Shares.
The aggregate fair value of options granted under all of our security-based compensation arrangements to any one of our Outside Directors entitled to receive a benefit under the Long-Term Incentive Plan, within any one-year period, cannot exceed $100,000 valued on a Black-Scholes basis and as determined by the NGCC; and the aggregate number of securities issuable to all of our Outside Directors entitled to receive a benefit under the Long-Term Incentive Plan, within any one-year period, under all of our security-based compensation arrangements, cannot exceed 1% of its issued and outstanding securities.
Except as provided below or within an award agreement, each award granted under the Long-Term Incentive Plan (other than a performance unit that cannot be paid in shares) will be subject to a minimum vesting period or minimum restriction period as follows: (i) each stock option or SAR will be subject to a minimum vesting period of 12 months from the date of grant, (ii) each award of stock, stock units, performance shares, performance units payable in shares and other stock- based awards (“Full Value Awards”) granted to non-employee directors will be subject to a minimum restriction period of 12 months from the date of grant, and (iii) each Full Value Award granted to a participant other than a non-employee director will be subject to a minimum restriction period of 12 months from the date of grant if vesting of or lapse of restrictions on such award is based on the satisfaction of performance goals and a minimum restriction period of 36 months from the date of grant, applied in either pro rata installments or a single installment, if vesting of or lapse of restrictions on such award is based solely on the participant’s satisfaction of specified service requirements with us (provided that no such Full Value Awards will vest or have its restrictions lapse during the first 12 months following the date of grant). If the grant of a performance award is conditioned on satisfaction of performance goals, the performance period must not be less than 12 months’ duration, but no additional minimum restriction period need apply to such award. The minimum vesting period or minimum restriction period will not apply in the case of death or disability of a participant or in the event of a change in control. Awards that result in the issuance of an aggregate of up to 5% of the share pool under the Long-Term Incentive Plan may be granted without regard to such minimum vesting period or minimum restriction period.
Awards granted under the Long-Term Incentive Plan shall not be subject in any manner to alienation, anticipation, sale, transfer, assignment, pledge, or encumbrance, except as otherwise determined by the Administrator; provided, however, that this restriction shall not apply to the Common Shares received in connection with an award after the date that the restrictions on transferability of such shares set forth in the applicable award agreement have lapsed.
Except as provided in the applicable award agreement or otherwise determined by the Administrator, and subject to the minimum vesting period or minimum restriction period described above, upon termination of service (as defined in the Long-Term Incentive Plan):

•	Stock options or stock appreciation rights shall be forfeited, to the extent stock options or stock appreciation rights are not vested and exercisable;

•	During the applicable restriction period, restricted stock and any accrued but unpaid dividends that are at that time subject to restrictions shall be forfeited; and

•
During the applicable deferral period or portion thereof to which forfeiture conditions apply, or upon failure to satisfy any other conditions precedent to the delivery of common shares or cash to which RSUs, performance shares or performance units relate, all performance shares, performance units and RSUs and any other accrued but unpaid dividend equivalents with respect to such RSUs that are then subject to deferral or restriction shall be forfeited.

In the event of a change in control (as defined in the Long-Term Incentive Plan) of the Corporation, outstanding awards will terminate upon the effective time of the change in control unless provision is made for the continuation, assumption or substitution of awards by the surviving or successor entity or its parent. Unless an award agreement says otherwise, the following will occur with respect to awards that terminate in connection with a change in control of the Corporation:

•	stock options and SARs, whether vested or unvested, will become fully exercisable and holders of these awards will be permitted immediately before the change in control to exercise them;

•
restricted stock and RSUs with time-based vesting (i.e., not subject to achievement of performance goals) will become fully vested immediately before the change in control, and RSUs will be settled as promptly as is practicable in accordance with applicable law; and

•
restricted stock, RSUs, performance shares, and performance units that vest based on the achievement of performance goals will become fully vested and earned based on the target performance level as to the performance goals, such that 100% of the target award is earned as of the date of the change of control; and the RSUs and performance units will be settled as promptly as is practicable in accordance with applicable law.

The Long-Term Incentive Plan will terminate on the earlier of (i) the earliest date as of which all awards granted under the Long-Term Incentive Plan have been satisfied in full or terminated and no shares approved for issuance under the Long-Term Incentive Plan remain available to be granted under new awards, or (ii) the tenth anniversary of date the Long-Term Incentive Plan, as amended and restated, is approved by our shareholders.
The Administrator may amend, alter or discontinue the Long-Term Incentive Plan, but no amendment, alteration or discontinuation will be made that would materially impair the rights of a participant with respect to a previously granted award without his or her consent, except such an amendment made to comply with applicable law or rule of any securities exchange or market on which our Common Shares are listed or admitted for trading or to prevent adverse tax or accounting consequences to the Corporation or the participant. In no event, however, will an amendment be made without the approval of our shareholders to the extent such amendment would (i) materially increase the benefits accruing to participants under the Long-Term Incentive Plan, (ii) increase the number of shares that may be issued under the Long-Term Incentive Plan or to a participant, (iii) materially expand the eligibility for participation in the Long-Term Incentive Plan, (iv) eliminate or modify the prohibition on repricing of stock options and SARs, (v) lengthen the maximum term or lower the minimum exercise price or base price permitted for stock options and SARs, (vi) modify the prohibition on the issuance of reload or replenishment options, (vii) amend the amendment provisions in the Long-Term Incentive Plan, or (viii) amend the Long-Term Incentive Plan to remove or exceed the 10% insider participation limit.

Outstanding Option-Based Awards and Share-Based Awards
The following table shows all awards outstanding to our Named Executive Officers as of December 31, 2018:

	Option-based Awards					Share-based Awards
Name	Issuance Date	Number of Securities Underlying Unexercised Options(1)	Option Exercise Price	Option Expiration Date	Value of Unexercised In-the-money Options(2)	Issuance Date	Number of Shares or Units of shares that have Not Vested	Market or Payout Value of Share-based Awards that have Not Vested
	(mm-dd-yyyy)	(#)	($)	(mm-dd-yyyy)	($)		(#)	($)
Auld, Leslie	—	—	—	—	—	—	—	—
Clavijo, James(3)	—	—	—	—	—	—	—	—
Garrison, Brian	11/17/2015	500	116.00	11/17/2022	—	—	—	—
	12/21/2015	3,000	4.58	12/21/2022	—	—	—	—
	12/06/2016	2,500	3.45	12/06/2023	—	—	—	—
Guenther, Eckhard	12/21/2015	5,000	4.58	12/21/2022	—	—	—	—
	11/08/2016	398	3.50	11/08/2023	—	—	—	—
	12/06/2016	10,000	3.45	12/06/2023	—	—	—	—
Sachse, Richard(4)	—	—	—	—	—	—	—	—
Ward, Michael V.	08/15/2017	150,000	2.05	08/15/2024	133,500	—	—	—
	04/02/2018	50,000	1.46	04/02/2025	74,000	—	—	—
	06/22/2018	100,000	2.11	06/22/2025	83,000	—	—	—
_________________________

(1)	The number of securities underlying unexercised options represents all awards outstanding at December 31, 2018.

(2)
"Value of unexercised in-the-money options" at financial year-end is calculated based on the difference between the closing price of the Common Shares on the NASDAQ on the last trading day of the fiscal year (December 31, 2018) of $2.94 and the exercise price of the options, multiplied by the number of unexercised options.

(3)	Mr. Clavijo ceased to be the Chief Financial Officer on September 24, 2018. All outstanding stock options held by Mr. Clavijo were cancelled in accordance with the provisions of the Stock Option Plan.

(4)	Dr. Sachse's employment was terminated effective June 14, 2018. All outstanding stock options held by Dr. Sachse were cancelled in accordance with the provisions of the Stock Option Plan.
There were no share-based awards outstanding to our Named Executive Officers either at December 31, 2018 or at the date of this Circular.

6.4	Incentive Plan Awards — Value Vested or Earned During the Year
The following table shows the incentive plan awards value vested or earned for each Named Executive Officer for the financial year ended December 31, 2018:

Name	Option-based awards — Value vested during the year(1)	Share-based awards — Value vested during the year	Non-equity incentive plan compensation — Value earned during the year
	($)	($)	($)
Auld, Leslie	—	—	—
Clavijo, James	—	—	—
Garrison, Brian	3,074	—	35,000
Guenther, Eckhard	12,299	—	—
Sachse, Richard	—	—	120,000
Ward, Michael V.	—	—	35,000

(1)
Represents the aggregate dollar value that would have been realized if the options had been exercised on the vesting date, based on the difference between the closing price of the Common Shares on the NASDAQ and the exercise price on such vesting date.

6.4.1	Summary Compensation Table
The Summary Compensation Table set forth below shows compensation information for each of the Named Executive Officers for services rendered in all capacities during each of the financial years ended December 31, 2018, 2017 and 2016. All amounts in the table below are in U.S. dollars. All cash amounts paid to Messrs. Ward, Clavijo and Garrison were paid in U.S. dollars, Ms. Auld’s cash payments were made in Canadian dollars, and Dr. Sachse and Mr. Guenther’s cash payments were made in euros.
SUMMARY COMPENSATION TABLE

					Non-equity incentive plan compensation
Name and principal position	Years	Salary	Share based awards	Option based awards (1)	Annual incentive plan	Long-term incentive plans	Pension Value	All other compensation	Total compensation
		($)	($)	($)	($)	($)	($)	($)	($)
Ward, Michael V. President and Chief Executive Officer	2018	325,000	—	227,241	35,000	—	—	—	587,241
	2017	121,461	—	242,495	—	—	—	—	363,956
	2016	—	—	—	—	—	—	—	—
Clavijo, James(2) Former Chief Financial Officer	2018	190,574	—	130,240	—	—	—	137,500	458,314
	2017	—	—	—	—	—	—	—	—
	2016	—	—	—	—	—	—	—	—
Auld, Leslie Senior Vice President, Chief Financial Officer	2018	62,385	—	—	—	—	—	—	62,385
	2017	—	—	—	—	—	—	—	—
	2016	—	—	—	—	—	—	—	—
Sachse, Richard(4) Former Senior Vice President, Chief Scientific Officer and Chief Medical Officer	2018	403,297	—	—	—	—	—	—	403,297
	2017	222,000	—	—	120,000	—	37,067	—	379,067
	2016	222,000	—	257,000	55,500	—	37,067	—	571,567
Garrison, Brian Senior Vice President, Global Commercial Operations	2018	235,015	—	3,550	35,000	—	—	—	273,565
	2017	—	—	—	—	—	—	—	—
	2016	—	—	—	—	—	—	—	—
Guenther, Eckhard Vice President, Alliance Management	2018	191,242	—	—	13,154	—	3,298	—	207,694
	2017	155,318	—	—	—	—	2,970	—	158,288
	2016	152,510	—	27,797	—	—	2,851	—	183,158
_________________________

(1)
The value of option-based awards represents the closing price of the Common Shares on the NASDAQ on the last trading day preceding the date of grant multiplied by the Black-Scholes factor as at such date and the number of stock options granted on such date. The following table sets forth the value of the option-based awards and the corresponding Black-Scholes factor:

Date of Grant	Value of Grant	Black-Scholes Factor
November 9, 2016	$3.50	80.35%
December 6, 2016	$3.45	80.57%
December 16, 2016	$3.80	80.68%
August 15, 2017	$2.05	78.86%
April 2, 2018	$1.46	77.57%
June 22, 2018	$2.11	80.86%

(2)
Mr. Clavijo received a severance payment of $137,500 following the date that he ceased to be the Chief Financial Officer on September 24, 2018. All outstanding stock options held by Mr. Clavijo were cancelled in accordance with the provisions of the Stock Option Plan.

(3)
We maintained a reinsured benevolent fund (Rückgedeckte Unterstützungskasse), which is a type of private defined contribution pension plan, for Dr. Sachse. We contributed to a private pension provider an amount equal to 2.4% of Dr. Sachse’s salary, up to a monthly salary limit of €6,050, plus an additional contribution of 18% of the amount of Dr. Sachse’s salary that exceeds the monthly limit. Dr. Sachse also contributed a percentage of his salary to the plan. We are liable to Dr. Sachse for the pension benefits that have been promised, if the private pension provider does not, or cannot, pay the promised pension payments. We obtained reinsurance against the insolvency or liquidation of the private pension provider. The table below sets forth additional information regarding Dr. Sachse’s pension plan. The difference between (i) the sum of the Accumulated Value at Start of Year column plus the Compensatory column and (ii) the Accumulated Value at End of Year column is attributable to Dr. Sachse’s contributions to the pension plan during the year ended December 31, 2018, as well as changes in the foreign exchange rate, his contributions being made in euros.

Accumulated value at start of year	Compensatory	Accumulated value at year end
$133,639	$12,258	$145,897

6.4.2	Compensation of the Chief Executive Officer
The compensation of our President and Chief Executive Officer is governed by our executive compensation policy described in the section titled "Compensation of Executive Officers", and the President and Chief Executive Officer participates, together with the other Named Executive Officers, in all our incentive plans.
Mr. Ward's total earnings during the financial year ended December 31, 2018 was $360,000, including an incentive bonus in the amount of $35,000.
For the financial year ended December 31, 2018, the Board approved an award of 50,000 stock options at an exercise price of $1.46, to Mr. Ward on April 2, 2018, in accordance with the Stock Option Plan. The Board approved an award of 100,000 stock options at an exercise price of $2.11 to Mr. Ward on June 22, 2018, in accordance with the Long-Term Incentive Plan.

6.5	Securities Authorized for Issuance under Equity Compensation Plans
The following table sets forth, as at December 31, 2018, the information with respect to all of our compensation plans pursuant to which our equity securities are authorized for issuance:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights ($)	(c) Number of securities remaining available for further issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	889,685	4.22	984,561
Equity compensation plans not approved by security holders	—	—	—
Total:	889,685	4.22	984,561

See Section 6.3.6 of this Circular, "Long-Term Equity Compensation - Summary of the Stock Option Plan", for a complete description of the Stock Option Plan and see "Long-Term Equity Compensation - Summary of the Long-Term Incentive Plan", for a complete description of the Long-Term Incentive Plan.

6.6	Performance Graph
On December 31, 2018, the closing price of a Common Share on the NASDAQ was $2.94. The following graph shows the cumulative return of a $100 investment in the Common Shares made on December 31, 2013 on the NASDAQ, compared with the total return of the NASDAQ Capital Market Composite Index and the NASDAQ Biotechnology Index for each financial year shown on this graph.

	12/31/2013	12/31/2014	12/31/2015	12/31/2016	12/31/2017	12/31/2018
Aeterna Zentaris (NASDAQ)	$100.00	$43.48	$3.25	$2.61	$1.71	$2.13
NASDAQ Capital Market Composite Index (^RCMP)	$100.00	$94.40	$78.38	$89.85	$104.94	$88.53
NASDAQ Biotechnology Index (^NBI)	$100.00	$134.10	$149.42	$117.02	$141.66	$128.45
Our executive compensation is reviewed annually and approved by the Board upon the recommendation of the NGCC. The NGCC considers several factors in connection with its determination of appropriate levels of executive compensation, including, but not limited to, the demand for and supply of skilled professionals in the life sciences and biopharmaceutical sectors generally, an executive’s individual performance, our performance (which is not necessarily tied exclusively to the trading price of our Common Shares) and other factors discussed under Section 6.3, “Compensation Discussion & Analysis” above. In addition, during the five-year period ended December 31, 2018, we were a pre-profit biopharmaceutical company, and thus the market price of our publicly traded equity securities may not fully reflect the long-term value of our underlying assets.
The trading price of our Common Shares is subject to fluctuation based on several factors, many of which are beyond our control and some of which are disclosed and discussed under the heading “Risk Factors” in our annual report on Form 20-F.
The performance graph set forth above shows that holders of our Common Shares have lost a significant portion of the value of their investment since year-end 2013. During the period covered by the performance graph, we replaced our senior management team and began to implement our strategy of transforming our business from being totally focused on drug discovery and development to being a commercially operating specialty biotechnology company. The transformation has not yet been completed. Furthermore, during the period covered by the performance graph, we experienced several significant setbacks in our drug development efforts. Therefore, the trend in the performance graph of our Common Shares on the NASDAQ does not correlate to the changes in compensation paid to our Named Executive Officers during the five-year period ended December 31, 2018.

6.7	Summary

In accordance with our executive compensation policy, a significant portion of the compensation of our executive officers is based upon an equitable balance between company performance and performance consistent with position responsibilities. During this period of transformation, while we implement our strategy of becoming a commercially operating specialty biopharmaceutical company, the NGCC’s rationale for executive compensation is to encourage and reward performance that positions us for both short-term and long-term success, while protecting and building shareholder value. The NGCC reviews the compensation programs of the executive officers annually in order to ensure their competitiveness and compliance with our objectives, values and strategies.
If the circumstances so require, the NGCC may recommend employment conditions that are different from the policies in effect as well as our execution of non-standard employment contracts.
By the Nominating, Governance and Compensation Committee:
Carolyn Egbert, Chair
Juergen Ernst
Robin Smith Hoke

SECTION 7	EMPLOYMENT, CHANGE OF CONTROL AND CONSULTING AGREEMENTS

7.1	Employment, Change of Control and Consulting Agreements
We had, or one of our subsidiaries had, entered into an employment agreement and, in some cases, a change of control agreement with each of our Named Executive Officers. Dr. Sachse’s employment was terminated effective June 14, 2018 and Mr. Clavijo’s employment ended effective September 24, 2018.
The employment and change of control agreements of Messrs. Ward and Clavijo and the consulting agreement of Ms. Auld described below are filed as exhibits to the Corporation’s annual report on Form 20-F.
7.1.1     Michael Ward
We entered into an employment agreement and a change of control agreement with Michael V. Ward, Chief Executive Officer, effective as of October 1, 2017 (the "Employment Agreement"). The Employment Agreement provides that we will pay Mr. Ward (the "Executive") an initial base salary of $250,000 and an annual cash bonus, if our financial results and position justify payment of a bonus and subject to the determination and approval of the NGCC and our Board. Additionally, the Executive will be eligible to receive long-term incentive grants in the form of stock options, which will be reviewed annually in accordance with our policies. Under the terms of the Employment Agreement, Mr. Ward's base salary increased to $325,000, upon approval of Macrilen™ (macimorelin) by the FDA, effective as of December 11, 2017.
The Employment Agreement provides that if there is a "separation from service" within the meaning of Section 409A of the U.S. Internal Revenue Code of 1986, as amended, as a result of (i) termination of the Executive's employment by us without "Cause" or (ii) the Executive resigns for "Good Reason," then the Executive will be entitled to receive severance payments in the amount equal to at least eighteen (18) months of his then base salary paid in equal installments over one (1) year, and conditional upon the Executive executing a full and general Release and complying with certain non-compete and confidentiality agreements. The Executive has no right to receive a cash bonus or any other form of remuneration.
The Executive shall not, for a period equal to one year following his termination of employment with us, directly or indirectly, compete with us in a business in the development and commercialization of substantially similar endocrine therapies and oncology treatments; solicit any of our clients or do anything whatsoever to induce or to lead any person to end, in whole or in part, its business relations with us; induce, attempt to induce or otherwise interfere in the relations that we have with our distributors, suppliers, representatives, agents and other parties with whom we deal; or induce, attempt to induce or otherwise solicit our personnel to leave their employment with us or hire our personnel for any enterprise in which the Executive has an interest. The foregoing applies in those geographic areas in the United States, Canada and Europe in which the same or substantially similar endocrine therapies and oncology treatment are developed and commercialized by us.
Pursuant to the Employment Agreement, the Executive is also entitled to receive certain payments in lieu of and not in addition to any severance payments provided under the Employment Agreement (the "Change of Control Payments") in the event (i) a "Change of Control" occurs, and (ii) during the twelve-month period following the Change of Control, either we terminate his employment without "Cause" or he terminates his employment for "Good Reason" during such period. The Change of Control

Payment will equal the sum of the following amounts: (i) the equivalent of eighteen (18) months of the Executive’s then annual base salary, (ii) an amount equivalent to eighteen (18) months of the Executive’s annual bonus, if any, which he would have received in the year immediately prior to the year the Change of Control occurred, and (iii) an amount equivalent to eighteen (18) months of the then monthly premium to provide the group medical benefits to the any earned retention bonus, and (iv) an amount equivalent to eighteen (18) months of the then annual cost monthly premium to provide the other benefits to which he is entitled, or our cost to purchase coverage under COBRA for such benefits, whichever is applicable. group medical benefits Executive, his spouse and dependents determined by utilizing the applicable COBRA premium rates for the month the Executive’s employment terminates. The Change of Control Payment is subject to applicable statutory withholdings. Any outstanding stock options to acquire our stock shall, in such circumstances, become fully exercisable, vested and non-forfeitable on the date the Executive’s employment terminates following a Change of Contract during the term of the agreement. The payments are conditional on the Executive executing a full and general Release.
For the purposes of the Employment Agreement:

•
a "Change of Control" shall be deemed to have occurred in any of the following circumstances: (i) subject to certain exceptions, upon the acquisition by a person (or one or more persons who are affiliates of one another or who are acting jointly or in concert) of a beneficial interest in our securities representing in any circumstance 50% or more of the voting rights attaching to our then outstanding securities; (ii) upon a sale or other disposition of all or substantially all of our assets; (iii) upon a plan of liquidation or dissolution of us; or (iv) if, for any reason, including our amalgamation, merger or consolidation with or into another company, the individuals who, during the term of the change of control agreement, constituted the Board (and any new directors whose appointment by the Board or whose nomination for election by our shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors during the term of the change of control agreement or whose appointment or nomination for election was previously so approved) cease to constitute a majority of the members of the Board;

•
termination of employment for "Cause" includes (but is not limited to) (i) if the Executive commits any fraud, theft, embezzlement or other criminal act of a similar nature, or (ii) if the Executive commits an act of serious misconduct or willful or gross negligence in the performance of his duties.

Termination of employment by the Executive for "Good Reason" means the occurrence, without the Executive’s express written consent, of any of the following acts: (i) a material reduction of the Executive’s base salary as in effect on the date of his Employment Agreement or as same may be increased from time to time, and (ii) any material and sustained reduction in the Executive’s duties and responsibilities as Chief Executive Officer and the Board has been provided with notice and fails to cure the situation within thirty (30) days following receipt of notice.
7.1.2     James Clavijo
We entered into an employment agreement and a change of control agreement with Mr. James Clavijo, Chief Financial Officer. Mr. Clavijo left the Corporation in September 2018, at which time, he received a severance payment in accordance with his employment agreement.
7.1.3     Leslie Auld
We entered into a consulting agreement with Leslie Auld, Senior Vice President, Chief Financial Officer, effective as of September 24, 2018 (the "Consulting Agreement"). The Consulting Agreement provides that Ms. Auld (the "Consultant") will perform specified services for us for up to 120 hours per month. The Consultant will be paid CAN$150 per hour (plus HST) (the “base fees”) for these services. Additionally, the Consultant will be paid for up to eight (8) hours of travel time per round trip, at a rate of CAN$150 per hour.
The Consulting Agreement may be terminated by either party for convenience, upon thirty (30) days written notice. The Consulting Agreement may also be terminated by us upon the material breach or default of any provision of the Consulting Agreement by the Consultant, immediately upon the Consultants death or upon the parties’ mutual agreement. In the event of termination, the Consultant will be entitled to receive any outstanding base fees and reimbursement for incurred expenses to the effective date of termination.
The Consulting Agreement provides the Consultant indemnifies us from and against any and all claims, costs, liabilities, damages, charges and expenses arising out of the Consulting Agreement or the services, including in respect of misclassification.
***

The table below shows estimated incremental payments that would be triggered in the event of a termination of employment of our Named Executive Officers who remained employed on December 31, 2018. The amounts shown are in U.S. dollars.

Name	Termination Provisions Value ($)(1) (2)
Auld, Leslie	0
Garrison, Brian	0
Guenther, Eckhard	94,800
Ward, Michael V.	487,500
_________________________

(1)	The termination values assume that the triggering event took place on the last business day of our financial year-end (December 31, 2018).

(2)
Value of earned/unused vacation, if applicable, and amounts owing for expense reimbursement are not included as they are not considered as “incremental” payments made in connection with termination of employment.

SECTION 8	APPOINTMENT OF AUDITORS AND AUDIT COMMITTEE DISCLOSURE

8.1	Appointment of Auditors
The Board proposes that PricewaterhouseCoopers LLP, Chartered Accountants, be appointed as our auditors and that our directors be authorized to determine their compensation upon the recommendation of the Audit Committee. PricewaterhouseCoopers LLP have acted as our auditors since the financial year ended December 31, 1993.
Unless instructed to abstain from voting with regard to the appointment of auditors, the persons whose names appear on the enclosed form of proxy will vote in favor of the appointment of PricewaterhouseCoopers LLP and the authorization of our directors to determine their compensation.

8.2	Audit Committee Disclosure
National Instrument 52-110 - Audit Committees (“NI 52-110”) requires issuers to disclose in their annual information forms certain information with respect to the existence, charter, composition, and education and experience of the members of their Audit Committees, as well as all fees paid to external auditors. We are including such required disclosure with respect to our Audit Committee both in this Circular as well as in our annual report on Form 20-F that satisfies the requirement to file an annual information form under Canadian securities legislation. The Audit Committee Charter is attached as Schedule C to this Circular and is also accessible on our website at www.zentaris.com.

8.3	Composition of the Audit Committee
Mr. Gérard Limoges, FCPA, FCA (Chairman), Dr. Brent Norton and Mr. Jonathan Pollack are the current members of our Audit Committee, each of whom is independent and financially literate within the meaning of NI 52-110.

8.4	Education and Relevant Experience
The following information describes the education and relevant experience of the current members of the Audit Committee:
Gérard Limoges, C.M., FCPA, FCA - Mr. Limoges has served as a director on our Board since 2004. Mr. Limoges served as the Deputy Chairman of Ernst & Young LLP Canada until his retirement in September 1999. After a career of 37 years with Ernst & Young, Mr. Limoges has been devoting his time as a director of a number of companies. Mr. Limoges began his career with Ernst & Young in Montreal in 1962. After graduating from the Management Faculty of the Université de Montréal (HEC Montréal) in 1966, he wrote the CICA exams the same year (Honors: Governor General's Gold Medal for the highest marks in Canada and Gold Medal of the Ordre des Comptables Agréés du Québec). He became a chartered accountant in 1967 and partner of Ernst & Young in 1971. After practicing as auditor since 1962 and partner since 1971, he was appointed Managing Partner of the Montreal Office in 1979 and Chairman for Quebec in 1984 when he also joined the National Executive Committee. In 1992, he was appointed Vice Chairman of Ernst & Young Canada and the following year, Deputy Chairman of the Canadian firm. After retirement from practice at the end of September 1999, he was appointed Trustee of the School Board of Greater Montreal (1999), member of the Quebec Commission on Health Care and Social Services (2000-2001) and special advisor to the Rector of the Université de

Montréal and affiliate schools (2000-2003). Mr. Limoges, at the request of the Board of Directors of the Université de Montréal, participated in the selection of the Dean of the Faculty of Medicine in 2011. Mr. Limoges is also a trustee and chairman of the Audit Committee of PROREIT (TSX). He is also a board member of various private companies and charities. Mr. Limoges became an FCPA, FCA (Fellow) in 1984 and received the Order of Canada in 2002.
Dr. Brent Norton - Dr. Norton has served as a director on our Board since May 2018. Dr. Norton is a business leader in the life science industry with operational and director experience across several successful enterprises which have achieved significant product sales and returns for investors. He uses his cross functional knowledge to develop strategy, raise capital and build important relationships in the academic and business community. Dr. Norton founded PreMD, completing IPO’s and listings on both the Toronto Stock Exchange and the American Stock Exchange. Operationally, he has research and development and commercial operations, led transactions with AstraZeneca, Eli Lilly, L’Oreal, Parke Davis/Pfizer, etc., and taken products through the FDA to global out-licensing with Johnson & Johnson. He is a founding Director of Novadaq Technologies (TSX:NDQ, NASDAQ:NVDQ) and was recently sold to Stryker Corporation. Dr. Norton has been an active member of several boards in Canada and the United States. He is a Venture Partner at Lumira Capital, Executive Chairman & CEO of Ortho RTI, a member of the Research Committee for CAMH, an Advisory BOD member for the Ivey International Centre for Health Innovation, a Director of Alpine Ontario and Past-President and Director of the Osler Bluff Ski Club.
Jonathan Pollack - Mr. Pollack has served as a director on our Board since May 2018. Mr. Pollack is the President of The JMP Group, a private investment and consulting firm. He is also a director of several public and private companies including CECO Environmental Corp. (NASDAQ:CECE)and is an officer of AcuityAds Holdings. Inc. (TSX-V: AT).  Mr. Pollack also served as a director of API Technologies Corp. (NASDAQ: ATNY), Pinetree Capital Ltd. (TSX:PNP), Hanfeng Evergreen Inc. (TSX:HF) and Lifebank Corp. (TSX-V:LBK). Previously, he served as Executive Vice President of API Technologies Corp. (NASDAQ:ATNY), a leading provider of RF/microwave, microelectronics and security technologies for critical and high-reliability applications from 2009 and as a director from 2007 until January 2011 when it was sold. From March 2005 through its sale in 2009, he served as the Chief Financial Officer and Corporate Secretary of Kaboose Inc. Prior thereto, he worked in investment banking in New York. Mr. Pollack received a Master of Science in Finance from the London School of Economics and a Bachelor of Commerce from McGill University. He sits on the boards of several philanthropic organizations including the Mt. Sinai Hospital Foundation, the Crescent School Foundation, and the Sterling Hall School Foundation.

8.5	Pre-Approval Policies and Procedures
The Audit Committee Charter provides that the committee shall approve all audit engagement fees and terms as well as reviewing policies for the provision of non-audit services by the external auditors and, when required, the framework for pre-approval of such services. The Audit Committee delegates to its Chairman the pre-approval of such non-audit fees. The pre-approval by the Chairman is then presented to the Audit Committee at its first scheduled meeting following such pre-approval.

8.6	External Auditor Service Fees
In addition to performing the audit of our consolidated financial statements and its subsidiaries, PricewaterhouseCoopers LLP provided other services to us and our subsidiaries and billed us and our subsidiaries the following fees for each of our two most recently completed financial years.

Fees	Financial Year Ended December 31, 2018	Financial Year Ended December 31, 2017
Audit Fees(1)	563,558	506,309
Audit-Related Fees(2)	—	113,430
Tax Advisory Fees(3)	36,224	5,426
All other Fees(4)	—	—
Total Fees:	599,782	625,165
_________________________

(1)
Refers to all fees incurred in respect of audit services, being the professional services rendered by our external auditor for the audit and review of our financial statements as well as services normally provided by the external auditor in connection with statutory and regulatory filings and engagements.

(2)
Includes audit or attest services not required by statute or regulation, employee benefit plan audits, due diligence services, and accounting consultations on proposed transactions, including the review of prospectuses and prospectus supplements and the delivery of customary consent and comfort letters in connection therewith.

(3)	Refers to all fees incurred in respect of tax compliance, tax planning and tax advice.

(4)	Refers to all fees not included in audit fees, audit-related fees and tax fees.

SECTION 9	APPROVAL OF THE RIGHTS PLAN

9.1     Background
The Board of Directors of the Corporation approved a shareholder rights plan of the Corporation on March 29, 2016, which was approved, ratified and confirmed by the shareholders at the annual and special meeting of shareholders of the Corporation on May 10, 2016 (the “Existing Rights Plan”). The Existing Rights Plan was implemented to ensure, to the extent possible, that all shareholders of the Corporation are treated fairly in connection with any take-over bid or other acquisition of control of the Corporation.
Pursuant to the terms of the Existing Rights Plan, the Existing Rights Plan will expire upon the termination of the Meeting unless shareholders ratify its continued existence. The Board of Directors reviewed the terms of the Existing Rights Plan for conformity with current Canadian securities laws, as well as the evolving practices of public corporations in Canada, with respect to shareholder rights plan design and has made some minor amendments thereto as a result.
The Board of Directors determined it appropriate and in the best interests of the shareholders to continue the Existing Rights Plan and approved the Rights Plan on March 26, 2019. The Rights Plan will take effect immediately upon receipt of approval of the shareholders of the Corporation at the annual and special meeting of shareholders scheduled to be held on May 8, 2019.

If the Rights Plan is approved by the shareholders, the Existing Rights Plan will be amended as set forth below:

•
the provisions in which future shareholder approval is required to ratify the continued existence of the Rights Plan will be revised to specify that such events will occur at every third annual meeting of the shareholders subsequent to the annual meeting of shareholders whereby the Rights Plan is initially approved, as well as the addition of certain provisions in respect of the effective date of the plan to give effect to the fact that the Rights Plan is in effect a continuation of the Existing Rights Plan;

•	the definition of “Acquiring Person” will exclude Convertible Security Acquisitions (as defined below);

•	the definition of “Beneficial Owner”, “Beneficial Ownership” and “Beneficially Own” will:

◦
exclude securities that may be acquired pursuant to any agreement related to an amalgamation, merger, arrangement, business combination or other similar transaction (statutory or otherwise, but for greater certainty not including a Take-over Bid) that is conditional upon shareholder approval prior to such Person acquiring such securities; and

◦
include securities which are subject to a lock-up or similar agreement to tender or deposit them into any Take-over Bid made by such Person or made by any Affiliate or Associate of such Person or made by any other person acting jointly or in concert with such Person, other than Permitted Lock-up Agreements;

•
“Convertible Security Acquisitions” will be defined to mean an acquisition of Voting Shares by a Person upon the purchase, exercise, conversion or exchange of Convertible Securities, where such Convertible Securities are acquired or received by such Person pursuant to a Permitted Bid Acquisition, an Exempt Acquisition or a Pro Rata Acquisition;

•
the definition of “Market Price” will be the average of the daily closing price per security on the 20 consecutive trading days (i.e. days on which the TSX or another stock exchange or national securities quotation system on which the Common Shares are traded (including for greater certainty, each of the Nasdaq Global Select Market, the Nasdaq Global Market and the Nasdaq Capital Market) is open for the transaction of business, subject to certain exceptions), through and including the trading day immediately preceding such date of determination, subject to certain exceptions;

•	the definition of “Permitted Lock-Up Agreement” will be added (as described below); and

•	certain other amendments of a non-substantive, “housekeeping” nature have been made to provide for greater clarity and consistency.
Other than the amendments as described above, the Rights Plan is substantially similar to the Existing Rights Plan.

9.2     Summary of the Rights Plan
The following is a summary of the principal terms of the Rights Plan, which summary is qualified in its entirety by reference to the terms thereof. Capitalized terms not otherwise defined in this Section 9 shall have the meaning ascribed to such terms in the Rights Plan. A draft of the Rights Plan is available at the following websites: www.zentaris.com, www.sedar.com and www.sec.gov.
For the purposes of this summary and as set out in the Rights Plan, the term "NI 62-104" refers to National Instrument 62-104-Take-Over Bids and Issuer Bids adopted by the Canadian securities regulatory authorities, as now in effect or as the same may from time to time be amended, re-enacted or replaced and including for greater certainty any successor instrument thereto.
Operation of the Rights Plan
Pursuant to the terms of the Rights Plan, one right was issued in respect of each common share outstanding at 5:01 p.m. on March 29, 2016 (the "Record Time"). In addition, we will issue one right for each additional Common Share issued after the Record Time and prior to the earlier of the Separation Time (as defined below) and the Expiration Time (as defined below). The rights have an initial exercise price equal to the Market Price (as defined below) of the Common Shares as determined at the Separation Time, multiplied by five, subject to certain anti-dilution adjustments (the "Exercise Price"), and they are not exercisable until the Separation Time. Upon the occurrence of a Flip-in Event (as defined below), each right will entitle the holder thereof, other than an Acquiring Person or any other person whose rights are or become void pursuant to the provisions of the Rights Plan, to purchase from us, effective at the close of business on the eighth trading day after the Stock Acquisition Date (as defined below), upon payment to us of the Exercise Price, Common Shares having an aggregate Market Price equal to twice the Exercise Price on the date of consummation or occurrence of such Flip-in Event, subject to certain anti-dilution adjustments.
Definition of Market Price
Market Price is generally defined in the Rights Plan, on any given day on which a determination must be made, as the volume weighted average trading price of the Common Shares for the 20 consecutive trading days (i.e. days on which the TSX or another stock exchange or national securities quotation system on which the Common Shares are traded (including for greater certainty, each of the Nasdaq Global Select Market, the Nasdaq Global Market and the Nasdaq Capital Market) is open for the transaction of business, subject to certain exceptions), through and including the trading day immediately preceding such date of determination, subject to certain exceptions.
Trading of Rights
Until the Separation Time (or the earlier termination or expiration of the rights), the rights trade together with the Common Shares and are represented by the same share certificates as the Common Shares or an entry in our securities register in respect of any outstanding Common Shares. From and after the Separation Time and prior to the Expiration Time, the rights are evidenced by rights certificates and trade separately from the Common Shares. The rights do not carry any of the rights attaching to the Common Shares such as voting or dividend rights.
Separation Time
The rights will separate from the Common Shares to which they are attached and become exercisable at the time (the "Separation Time") of the close of business on the eighth business day after the earliest to occur of:
1.    the first date (the "Stock Acquisition Date") of a public announcement of facts indicating that a person has become an Acquiring Person; and
2.    the date of the commencement of, or first public announcement of the intention of any person (other than us or any of our subsidiaries) to commence a take-over bid or a share exchange bid for more than 20% of our outstanding Common Shares other than a Permitted Bid or a Competing Permitted Bid (as defined below), so long as such take-over bid continues to satisfy the requirements of a Permitted Bid or a Competing Permitted Bid, as the case may be.
The Separation Time can also be such later time as may from time to time be determined by the Board, provided that if any such take-over bid expires, or is canceled, terminated or otherwise withdrawn prior to the Separation Time, without securities deposited thereunder being taken up and paid for, it shall be deemed never to have been made and if the Board determines to waive the application of the Rights Plan to a particular Flip-in Event, the Separation Time in respect of such Flip-in Event shall be deemed never to have occurred.
From and after the Separation Time and prior to the Expiration Time, each right entitles the holder thereof to purchase one Common Share upon payment of the Exercise Price to us.

Flip-in Event
The acquisition by a person (an "Acquiring Person"), including others acting jointly or in concert with such person, of more than 20% of the outstanding Common Shares, other than by way of a Permitted Bid, a Competing Permitted Bid or in certain other limited circumstances described in the Rights Plan, is referred to as a "Flip-in Event".
In the event that, prior to the Expiration Time, a Flip-in Event that has not been waived occurs (see "Waiver and Redemption" below), each right (other than those held by or deemed to be held by the Acquiring Person) will thereafter entitle the holder thereof, effective as at the close of business on the eighth trading day after the Stock Acquisition Date, to purchase from us, upon payment of the Exercise Price and otherwise exercising such right in accordance with the terms of the Rights Plan, that number of Common Shares having an aggregate Market Price on the date of consummation or occurrence of the Flip-in Event equal to twice the Exercise Price, for an amount in cash equal to the Exercise Price (subject to certain anti-dilution adjustments described in the Rights Plan).
A bidder may enter into Permitted Lock-up Agreements with our shareholders ("Locked-up Persons") who are not affiliates or associates of the bidder and who are not, other than by virtue of entering into such agreement, acting jointly or in concert with the bidder, whereby such shareholders agree to tender their Common Shares to the take-over bid (the "Lock-up Bid") without the bidder being deemed to beneficially own the Common Shares deposited pursuant to the Lock-up Bid. Any such agreement must include a provision that permits the Locked-up Person to withdraw the Common Shares to tender to another take-over bid or to support another transaction that will either provide greater consideration to the shareholder than the Lock-up Bid or provide for a right to sell a greater number of shares than the Lock-up Bid contemplates (provided that the Permitted Lock-up Agreement may require that such greater number exceed the number of shares under the Locked-up Bid by a specified percentage not to exceed 7%).
A Permitted Lock-up Agreement may require that the consideration under the other transaction exceed the consideration under the Lock-up Bid by a specified amount. The specified amount may not be greater than 7%. For greater certainty, a Permitted Lock-up Agreement may contain a right of first refusal or require a period of delay (or other similar limitation) to give a bidder an opportunity to match a higher price in another transaction as long as the limitation does not preclude the exercise by the Locked-up Person of the right to withdraw the Common Shares during the period of the other take-over bid or transaction.
The Rights Plan requires that any Permitted Lock-up Agreement be made available to us and the public. The definition of Permitted Lock-up Agreement also provides that under a Permitted Lock-up Agreement, no "break up" fees, "topping" fees, penalties, expenses or other amounts that exceed in aggregate the greater of (i) 2.5% of the price or value of the aggregate consideration payable under the Lock-up Bid, and (ii) 50% of the amount by which the price or value of the consideration received by a Locked-up Person under another take-over bid or transaction exceeds what such Locked-up Person would have received under the Lock-up Bid, can be payable by such Locked-up Person if the Locked-up Person fails to deposit or tender Common Shares to the Lock-up Bid or withdraws Common Shares previously tendered thereto in order to deposit such Common Shares to another take-over bid or support another transaction.
Permitted Bid Requirements
The requirements of a Permitted Bid include the following:
1.    the take-over bid must be made by means of a take-over bid circular;
2.    the take-over bid must be made to all holders of Common Shares wherever resident, on identical terms and conditions, other than the bidder;
3.    the take-over bid must not permit Common Shares tendered pursuant to the bid to be taken up or paid for:
a)    prior to the close of business on a date that is not less than 105 days following the date of the relevant take-over bid or such shorter minimum period that a take-over bid (that is not exempt from any of the requirements of Division 5 (Bid Mechanics of NI 62-104)) must remain open for deposits of securities thereunder, in the applicable circumstances at such time, pursuant to NI 62-104;

b)    then only if at the close of business on the date Common Shares (and/or "Convertible Securities", as defined in the Rights Plan) are first taken up or paid for under such take-over bid, outstanding Common Shares and Convertible Securities held by shareholders other than any other Acquiring Person, the bidder, the bidder’s affiliates or associates, persons acting jointly or in concert with the bidder and any employee benefit plan, deferred profit-sharing plan, stock participation plan or trust for the benefit of our employees or the employees of any of our subsidiaries, unless the beneficiaries of such plan or trust direct the manner in which the Common Shares are to be voted or direct whether the Common Shares are to be tendered to a take-over bid (collectively, "Independent Shareholders") that represent more than 50% of the aggregate of (I) then outstanding Common Shares and (II) Common Shares issuable upon the exercise of Convertible Securities, have been deposited or tendered pursuant to the take-over bid and not withdrawn;
4.    the take-over bid must allow Common Shares and/or Convertible Securities to be deposited or tendered pursuant to such take-over bid, unless such take-over bid is withdrawn, at any time prior to the close of business on the date Common Shares and/or Convertible Securities are first taken up or paid for under the take-over bid;
5.    the take-over bid must allow Common Shares and/or Convertible Securities to be withdrawn until taken up and paid for; and
6.    in the event the requirement set forth in clause 3.b) above is satisfied, the bidder must make a public announcement of that fact and the take-over bid must remain open for deposits and tenders of Common Shares for not less than ten days from the date of such public announcement.
A Permitted Bid need not be a bid for all outstanding Common Shares not held by the bidder, i.e., a Permitted Bid may be a partial bid. The Rights Plan also allows a competing Permitted Bid (a "Competing Permitted Bid") to be made while a Permitted Bid is in existence. A Competing Permitted Bid must satisfy all the requirements of a Permitted Bid other than the requirement set out in clause 3.a) above and must not permit Common Shares tendered or deposited pursuant to the bid to be taken up or paid for prior to the close of business on the last day of the minimum initial deposit period that such take-over bid must remain open for deposits of securities thereunder pursuant to NI 62-104 after the date of the take-over bid constituting the Competing Permitted Bid; provided, however, that a take-over bid that has qualified as a Competing Permitted Bid shall cease to be a Competing Permitted Bid at any time and as soon as such time as when such take-over bid ceases to meet any or all of the foregoing provisions of the definition of "Competing Permitted Bid" and any acquisition of Common Shares and/or Convertible Securities made pursuant to such take-over bid that qualified as a Competing Permitted Bid, including any acquisition of Common Shares and/or Convertible Securities made before such take-over bid ceased to be a Competing Permitted Bid, will not be a "Permitted Bid Acquisition" (as defined in the Rights Plan).
Waiver and Redemption
The Board may, prior to the occurrence of a Flip-in Event, waive the dilutive effects of the Rights Plan in respect of, among other things, a particular Flip-in Event resulting from a take-over bid made by way of a take-over bid circular to all holders of our Common Shares. In such an event, such waiver shall also be deemed to be a waiver in respect of any other Flip-in Event occurring under a take-over bid made by way of a take-over bid circular to all holders of Common Shares prior to the expiry of the first mentioned take-over bid.
The Board may, with the approval of a majority of Independent Shareholders (or, after the Separation Time has occurred, holders of rights, other than rights which are void pursuant to the provisions of the Rights Plan or which, prior to the Separation Time, are held otherwise than by Independent Shareholders), at any time prior to the occurrence of a Flip-in Event which has not been waived, elect to redeem all, but not less than all, of the then outstanding rights at a price of CAN$0.00001 each, appropriately adjusted as provided in the Rights Plan (the "Redemption Price").
Where a take-over bid that is not a Permitted Bid or Competing Permitted Bid is withdrawn or otherwise terminated after the Separation Time has occurred and prior to the occurrence of a Flip-in Event, the Board may elect to redeem all the outstanding rights at the Redemption Price without the consent of the holders of the Common Shares or the rights and reissue rights under the Rights Plan to holders of record of Common Shares immediately following such redemption. Upon the rights being so redeemed and reissued, all the provisions of the Rights Plan will continue to apply as if the Separation Time had not occurred, and the Separation Time will be deemed not to have occurred and we shall be deemed to have issued replacement rights to the holders of its then outstanding Common Shares.
Amendment to the Rights Plan

The Rights Plan may be amended to correct any clerical or typographical error or to make such changes as are required to maintain the validity of the Rights Plan as a result of any change in any applicable legislation, regulations or rules thereunder, without the approval of the holders of the Common Shares or rights. Prior to the Separation Time, we may, with the prior consent of the holders of Common Shares, amend, vary or delete any of the provisions of the Rights Plan in order to effect any changes which the Board, acting in good faith, considers necessary or desirable. We may, with the prior consent of the holders of rights, at any time after the Separation Time and before the Expiration Time, amend, vary or delete any of the provisions of the Rights Plan.
Protection Against Dilution
The Exercise Price, the number and nature of securities which may be purchased upon the exercise of rights and the number of rights outstanding are subject to adjustment from time to time to prevent dilution in the event of stock dividends, subdivisions, consolidations, reclassifications or other changes in the outstanding Common Shares, pro rata distributions to holders of Common Shares and other circumstances where adjustments are required to appropriately protect the interests of the holders of rights.
Fiduciary Duty of Board
The Rights Plan will not detract from or lessen the duty of the Board to act honestly and in good faith with a view to our best interests and the best interests of our shareholders. The Board will continue to have the duty and power to take such actions and make such recommendations to our shareholders as are considered appropriate.
Exemptions for Investment Advisors
Fund managers, investment advisors (for fully-managed accounts), trust companies (acting in their capacities as trustees and administrators), statutory bodies whose business includes the management of funds, and administrators of registered pension plans are exempt from triggering a Flip-in Event, provided that they are not making, or are not part of a group making, a take-over bid.
Term
The Rights Plan will expire on the earlier of (i) the Termination Time; and (ii) the Close of Business on the date on which the annual meeting of the Corporation to be held in 2022 and at every third annual meeting of the Corporation thereafter (each such annual meeting being a “Reconfirmation Meeting”) occurs and at which the Rights Plan is not reconfirmed or presented for reconfirmation as contemplated in the Rights Plan (the “Expiration Time”).
9.3     Recommendation of the Board
To be effective, the resolution approving the Rights Plan must be approved by not less than a majority of the votes cast (50% +1 vote) by the holders of Common Shares present in person, or represented by proxy, at the Meeting. Shareholders will be asked at the Meeting to approve the following resolution:
‘‘BE IT RESOLVED AS AN ORDINARY RESOLUTION OF THE SHAREHOLDERS OF THE CORPORATION THAT:

1.	the Rights Plan, as substantially described in the management proxy circular of the Corporation dated March 26, 2019 be, and it is hereby, ratified, confirmed and approved; and

2.
any one director or officer of the Corporation, be, and each of them is hereby, authorized and directed for and on behalf and in the name of the Corporation, to execute or cause to be executed and to deliver or cause to be delivered all such documents, and to do or cause to be done all such acts and things, as in the opinion of such director or officer may be necessary or desirable in order to give effect to this resolution.’’

Our Board recommends that shareholders vote in favor of the approval, ratification and confirmation of the Rights Plan. It is the intention of the persons named in the enclosed form of proxy, if not expressly directed to the contrary in such form of proxy, to vote the proxy in favor of the foregoing resolution at the Meeting.

SECTION 10     APPROVAL OF THE CHANGE OF REGISTERED OFFICE
10.1     Background
At the Meeting, shareholders will be asked to consider and, if deemed advisable, to pass, with or without modification, a resolution authorizing and approving an amendment to the Articles to effect the change of the province in which the registered office is situated from Quebec to Ontario, pursuant to subsection 173(1)(b) of the CBCA, and fix the registered office at 5300 Commerce Court West, 199 Bay Street, Toronto, Ontario, M5L 1B9.

10.2     Recommendation of the Board

To be effective, the resolution authorizing the change in the Corporation's registered office must be approved by not less than two-thirds majority of the votes cast (66⅔%) by the holders of Common Shares present in person, or represented by proxy, at the Meeting. Shareholders will be asked at the Meeting to approve the following resolution:

‘‘BE IT RESOLVED AS A SPECIAL RESOLUTION OF THE SHAREHOLDERS OF THE CORPORATION THAT:

1.
the board of directors of the Corporation be and is hereby authorized, subject to approval of the applicable regulatory authorities, to take such actions as are necessary to amend the Articles of the Corporation to change the Province in Canada where the registered office is situated from Quebec to Ontario and to fix the registered office address in the Province of Ontario to 5300 Commerce Court West, 199 Bay Street, Toronto, Ontario, M5L 1B9.

2.
any officer or director of the Corporation is hereby authorized to take all action necessary or desirable in his or her opinion to implement the foregoing, including the execution and delivery of all such notices, filings, instruments, deeds and documents, and the taking of any other actions, necessary or desirable in his or her opinion to implement the foregoing.’’

Our Board recommends that shareholders vote in favor of the foregoing special resolution. It is the intention of the persons named in the enclosed form of proxy, if not expressly directed to the contrary in such form of proxy, to vote the proxy in favor of the foregoing resolution at the Meeting.

SECTION 11    STATEMENT OF CORPORATE GOVERNANCE PRACTICES
The Board considers good corporate governance to be important to our effective operations. We comply with applicable Canadian legislation and regulations such as National Instrument 58-101-Disclosure of Corporate Governance Practices (the “CSA Disclosure Instrument”) and National Policy 58-201-Corporate Governance Guidelines (the “CSA Governance Policy”) of the Canadian Securities Administrators (the “CSA”). Pursuant to the requirements of the CSA Disclosure Instrument, we set out in Schedule B to this Circular the disclosure required by the CSA Disclosure Instrument (which are set out in Form 58-101F1 of the CSA Disclosure Instrument) and provide a response to each item, which together describe how we have integrated these “best practices” of corporate governance.

SECTION 12	INDEBTEDNESS OF DIRECTORS AND OFFICERS
Neither at any time during the financial year ended December 31, 2018 nor as at March 26, 2019 were any of the directors or officers indebted to us in respect of the purchase of our securities or otherwise. The Board has adopted a resolution prohibiting (i) the making of any new loans to its directors and officers and (ii) modifying the material terms of any such then existing loans.

SECTION 13	INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS
We are not aware that any of our “informed persons” has had an interest in any material transaction carried out since the beginning of our last completed financial year or in any proposed transaction which has materially affected or is likely to materially affect us or any of our subsidiaries. Applicable securities legislation defines an “informed person” as meaning any one of the following: (a) a director or executive officer of a reporting issuer; (b) a director or executive officer of a person or company that is itself an informed person or subsidiary of a reporting issuer; (c) any person or company who beneficially owns, or who exercises control or direction over directly or indirectly, voting securities of a reporting issuer or a combination of both carrying more than 10% of the voting rights attached to all outstanding voting securities of the reporting issuer other than voting securities held by the person or company as underwriter in the course of a distribution; and (d) a reporting issuer that has purchased, redeemed or otherwise acquired any of its securities, for so long as it holds any of its securities.

SECTION 14	SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING OF SHAREHOLDERS
Shareholder proposals must be submitted no later than November 25, 2019 so that we may include them in our management proxy circular that will be prepared and mailed in connection with our annual meeting of shareholders in 2020.
SECTION 15    ADDITIONAL INFORMATION
We will provide the following documents to any person or company upon request to our Corporate Secretary, at 315 Sigma Drive, Summerville, South Carolina, USA, 29486:

•
one copy of our audited annual financial statements for our most recently completed financial year together with the report of the auditors thereon and Management’s Discussion and Analysis for such financial year and one copy of any interim financial statements that we published subsequent to the financial statements for our most recent financial year and Management’s Discussion and Analysis thereon; and

•	one copy of this Circular.
In addition, our annual report on Form 20-F (filed in Canada in lieu of an annual information form) will be available from the date of its filing with the securities commissions or similar securities regulatory authorities in Canada as well as any other document incorporated by reference in such annual report. We may require the payment of reasonable expenses if a request is received from a person who is not a holder of our securities, unless we make a distribution of our securities pursuant to a short-form prospectus, in which case such documents will be provided free of charge. Copies of our public disclosure documents, including financial statements, information circulars and annual information forms, are also available at the following websites: www.zentaris.com, www.sedar.com and www.sec.gov. Financial information related to us is provided in our audited consolidated financial statements and Management’s Discussion and Analysis thereon for the financial year ended December 31, 2018.
SECTION 16    MAIL SERVICE INTERRUPTION
If there is a mail interruption prior to a shareholder mailing a completed proxy to Computershare, it is recommended that the shareholder deposit the completed proxy, in the envelope provided, at any of the following offices of Computershare:

Alberta Suite 600, 530, 8th Avenue SW Calgary, Alberta T2P 3S8	Quebec 7th Floor 1500 Robert-Bourassa Boulevard Montréal, Quebec H3A 3S8
Ontario 8th Floor 100 University Avenue Toronto, Ontario M5J 2Y1	British Columbia 2nd Floor 830 510 Burrard Street Vancouver, British Columbia V6C 3B9

SECTION 17	DIRECTORS APPROVAL
The contents and the sending of this Circular were approved by our Board.
Dated at Toronto, Ontario, March 26, 2019.

/s/ Carolyn S. Egbert
Carolyn S. Egbert
Chair of the Board

SCHEDULE A

STATEMENT OF CORPORATE GOVERNANCE PRACTICES
FORM 58-101F1

1.	BOARD OF DIRECTORS

A.	Disclose the identity of directors who are independent.
All six of the current directors are independent.

B.	Disclose the identity of directors who are not independent and describe the basis for that determination.
None

C.
Disclose whether or not a majority of directors are independent. If a majority of directors are not independent, describe what the Board of Directors (the “Board”) does to facilitate its exercise of independent judgment in carrying out its responsibilities.

All six of the current directors are independent.

D.	If a director is presently a director of any other issuer that is a reporting issuer (or the equivalent) in a jurisdiction or a foreign jurisdiction, identify both the director and the other issuer.

Name of director	Name of reporting issuer
Limoges, Gérard	Pro Real Estate Investment Trust
Norton, Brent	Ortho Regenerative Technologies, Inc.
Pollack, Jonathan	CECO Environmental Corp.

E.
Disclose whether or not the independent directors hold regularly scheduled meetings at which non-independent directors and members of management are not in attendance. If the independent directors hold such meetings, disclose the number of meetings held since the beginning of the issuer’s most recently completed financial year. If not, describe what the Board does to facilitate open and candid discussion amongst its independent directors.

During every regular Board meeting, there is a portion during which members of management do not participate.

F.
Disclose whether or not the Chair of the Board is an independent director. If the Board has a chair or lead director who is an independent director, disclose the identity of the independent chair or lead director, and describe his or her role and responsibilities. If the Board has neither a chair that is independent nor a lead director that is independent, describe what the Board does to provide leadership for its independent directors.

The Chair of the Board, Ms. Carolyn Egbert, is an independent director.

G.    Disclose the attendance record of each director for all Board meetings held since the beginning of the most recently completed financial year.

Board Director	Board Meeting	Audit Committee	NGCC	Executive Committee(1)
Cardiff, Michael(2)(3)	10/10	4/4	2/2	3/3
Dodd, David	4/4	—	—	—
Egbert, Carolyn	10/10	—	6/6	3/3
Ernst, Juergen(4)	10/10	2/2	6/6	3/3
Smith Hoke, Robin	6/6	—	4/4	—
Limoges, Gérard(3)	10/10	4/4	2/2	3/3
Norton, Brent	6/6	2/2	—	—
Pollack, Jonathan	6/6	2/2	—	—
________________________

(1)
In July 2017, in light of an existing conflicts of interest relating to the business and affairs of the Corporation with Mr. Dodd, former President and Chief Executive Officer and director of the Corporation, the Board created a special committee consisting of Messrs. Cardiff, Ernst, Limoges and Ms. Egbert (the “Executive Committee”). In 2018, the members of the Executive Committee did not receive any compensation for serving on this committee beyond their regular board of director retainers. The attendance record of each member of the executive committee during 2018 is set out above.

(2)	Mr. Cardiff resigned from the Board for personal reasons in March 2019.

(3)	Messrs. Cardiff and Limoges served on the NGCC until May 2018.

(4)	Mr. Ernst served on the Audit Committee until May 2018.

2.	BOARD MANDATE
Disclose the text of the Board’s written mandate. If the Board does not have a written mandate, describe how the Board delineates its role and responsibilities.
The Board has adopted and approved a written mandate that was amended and restated on December 4, 2014, a copy of which is attached as Schedule B to this Circular.

3.	POSITION DESCRIPTIONS

A.
Disclose whether or not the Board has developed written position descriptions for the chair and the chair of each Board committee. If the Board has not developed written position descriptions for the chair and/or the chair of each Board committee, briefly describe how the Board delineates the role and responsibilities of each such position.

The Board has adopted and approved a written description for the chair of the Board and the chair of each Board committee. The mandate of the Chair of the Board states that he/she is responsible for the administration, development and efficient operation of the Board. The Chair assists the President and Chief Executive Officer in overseeing the operational aspects involved in managing the Corporation. In addition, the Chair ensures that the Board adequately discharges its mandate and that the Board’s responsibilities and lines of delineation between the Board and management are well understood by the directors. The mandates of each committee chair provide that each chair’s responsibility is to manage efficiently his or her respective committee. Each committee chair must ensure that the committee adequately discharges its mandate. Committee chairs must report regularly to the Board on the business of their committee.

B.
Disclose whether or not the Board and Chief Executive Officer have developed a written position description for the Chief Executive Officer. If the Board and CEO have not developed such a position description, briefly describe how the Board delineates the role and responsibilities of the Chief Executive Officer.

The Board and the Chief Executive Officer have developed a written position description for the Chief Executive Officer. The Board expects the Chief Executive Officer and the Corporation’s senior management team to be responsible for the management of the Corporation’s strategic and operational agenda and for the execution of the decisions of the Board.

4.	ORIENTATION AND CONTINUING EDUCATION

A.	Briefly describe what measures the Board takes to orient new directors regarding:

(i)	the role of the Board, its committees and its directors, and

(ii)	the nature and operation of the issuer’s business.
The Board ensures that every new director possesses the capacities, expertise, availability and knowledge required to fill this position. In addition, the Chair of the Board meets new directors in order to give them information on the Corporation’s operations. Each new director receives an information booklet that includes the mandate of the Board and all corporate documents related to operations, product pipeline and financial condition.

B.
Briefly describe what measures, if any, the Board takes to provide continuing education for its directors. If the Board does not provide continuing education, describe how the Board ensures that its directors maintain the skill and knowledge to meet their obligations as directors.

The Board caused the Corporation to obtain a corporate membership in the Institute of Corporate Directors, which membership permits individual directors to avail themselves of continuing education programs sponsored by the Institute. The Board encourages its members to enroll in programs conducted by the Institute and to apply the knowledge gained in the performance of their duties as members of the Board.

5.	ETHICAL BUSINESS CONDUCT

A.	Disclose whether or not the Board has adopted a written code for the directors, officers, and employees. If the Board has adopted a written code:

(i)	Disclose how a person or company may obtain a copy of the code.
The Corporation has adopted a Code of Conduct and Business Ethics applicable to all of its directors, officers, employees and contractors (the “Code of Ethical Conduct”). The Corporation has also adopted a Code of Business Conduct and Ethics for members of its Board (“Code of Business Conduct”). Each of the Code of Ethical Conduct and Code of Business Conduct are available on the website of the Corporation and included as an exhibit to the Corporation’s Annual Report on Form 20-F.

(ii)	Describe how the Board monitors compliance with its code or, if the Board does not monitor compliance, explain whether and how the Board satisfies itself regarding compliance with its code.
A copy of the Code of Ethical Conduct was sent to each director, officer and employee when it was initially adopted and such persons also receive copies of the Code of Ethical Conduct as and when it is updated. In addition, each new director, officer or employee also receives a copy of the relevant Code when hired. The Corporation has selected an independent third-party supplier to provide a confidential and anonymous communication channel for reporting concerns about possible violations of the Code as well as financial and/or accounting irregularities or fraud.

(iii)
Provide a cross-reference to any material change report filed since the beginning of the most recently completed financial year that pertains to any conduct of a director or executive officer that constitutes a departure from the code.

No material change report was filed by the Corporation since January 1, 2018 regarding departures from the Code of Ethical Conduct or Code of Business Conduct by directors or executive officers.

B.
Describe any steps the Board takes to ensure directors exercise independent judgment in considering transactions and agreements in respect of which a director or executive officer has a material interest.

There is no director or executive officer of the Corporation who has a material interest in any transaction to which the Corporation is a party, other than ordinary course employment agreements. In the case of a material transaction whereby a director or executive officer would have an interest, the Audit Committee or a special committee of independent directors would analyze the situation and, if necessary, an external consultant would be appointed to make a recommendation on the appropriateness of entering into the transaction involving the director or executive officer.

C.	Describe any other steps the Board takes to encourage and promote a culture of ethical business conduct.
On the website of the Corporation, under the section “Corporate Governance”, the Corporation indicates its commitment to preserving its reputation for integrity and excellence, and conducting the business and activities of the Corporation honestly and ethically and in compliance with applicable laws, rules and regulations. The Board has delegated to the Audit Committee the responsibility to ensure compliance with the Corporation’s culture of ethical business conduct. A mechanism for confidential and anonymous disclosure has been put in place and is also available on the website of the Corporation. In addition, in compliance with the Corporation’s policy, the Chair of the Audit Committee reports on a quarterly basis any report or complaints made under the anonymous hotline.

6.	NOMINATION OF DIRECTORS

A.	Describe the process by which the Board identifies new candidates for Board nomination.
The selection of new candidates is made by the Nominating, Governance and Compensation Committee (the “NGCC”). This committee establishes the criteria in respect of the complementarity and expertise that each candidate for election to the Board would bring to the Board. Next, the committee recommends to the Board new candidates for approval.

B.
Disclose whether or not the Board has a nominating committee composed entirely of independent directors. If the Board does not have a nominating committee composed entirely of independent directors, describe what steps the Board takes to encourage an objective nomination process.

The NGCC is composed entirely of independent directors.

C.	If the Board has a nominating committee, describe the responsibilities, powers and operation of the nominating committee.
The NGCC serves as the Corporation’s nominating committee. The responsibilities, powers and operation of this committee are set forth in its mandate, which is attached as Schedule D to this Circular.

7.	COMPENSATION

A.	Describe the process by which the Board determines the compensation for the issuer’s directors and officers.
The compensation of directors and officers is recommended by the NGCC to the Board for approval. Compensation is reviewed annually.

B.
Disclose whether or not the Board has a compensation committee composed entirely of independent directors. If the Board does not have a compensation committee composed entirely of independent directors, describe what steps the Board takes to ensure an objective process for determining such compensation.

The NGCC serves as the Board’s compensation committee. Each member of the NGCC is an independent director.

C.	If the Board has a compensation committee, describe the responsibilities, powers and operation of the compensation committee.
The NGCC serves as the Board’s compensation committee. The responsibilities, powers and operation of the NGCC are set forth in its mandate, which is attached as Schedule D to this Circular.

8.	OTHER BOARD COMMITTEES
If the Board has standing committees other than the audit, compensation and nominating committees, identify the committees and describe their function.

The Audit Committee and the NGCC are the sole standing committees of the Board.

9.	ASSESSMENTS
Disclose whether or not the Board, its committees and individual directors are regularly assessed with respect to their effectiveness and contribution. If assessments are regularly conducted, describe the process used for the assessments. If assessments are not regularly conducted, describe how the Board satisfies itself that the Board, its committees and its individual directors are performing effectively.
The NGCC is responsible for assessing the Board as a whole and each individual director, including the Chair, on an annual basis. The Chair of the Board, meets with every Board member on an individual basis. Reports of the findings and recommendations, if any, are then presented to the Board and time is set aside at that meeting for a full and comprehensive discussion regarding the effectiveness of the Board and the committees and any agreed upon improvements are implemented.

10.	DIRECTOR TERM LIMITS AND OTHER MECHANISMS OF BOARD RENEWAL
Disclose whether or not the issuer has adopted term limits for the directors on its board or other mechanism of board renewal and, if so, include a description of those director term limits or other mechanism of board renewal. If the issuer has not adopted director term limits or other mechanisms of board renewal, disclose why it has not done so.
The Corporation has not adopted term limits for directors because (i) the risk profile of the Corporation makes it more difficult for the Corporation to attract and to retain highly qualified board members than other companies and (ii) the nature of the Corporation’s business is highly technical, meaning that knowledge of the Corporation’s product pipeline and the development potential thereof takes a considerable time for a director to acquire. The Corporation seeks to avoid losing the services of a qualified director with knowledge of its business through the imposition of an arbitrary term limit.

11.	POLICIES REGARDING THE REPRESENTATION OF WOMEN ON THE BOARD

A.	Disclose whether the issuer has adopted a written policy relating to the identification and nomination of women directors. If the issuer has not adopted such a policy, disclose why it has not done so.
The Corporation has not adopted a written policy relating to the identification and nomination of women directors. The NGCC generally identifies, evaluates and recommends candidates to become members of our Board with the goal of creating a Board that, as a whole, consists of individuals with various and relevant career experience, industry knowledge and experience, and financial and other specialized expertise. The composition of the Board of Directors is primarily a question of experience and expertise brought by each nominee to the Board of Directors. The NGCC, when searching for nominees to the Board of Directors, also takes diversity, including gender diversity, into account. Primarily, the Board of Directors needs directors who have the expertise and the skills necessary for specialty biopharmaceutical companies. Although the NGCC does not have a formal diversity policy concerning membership of the Board, it considers diversity in its broadest sense when evaluating candidates, including persons diverse in gender, ethnicity, experience, and background.

B.
If the issuer has adopted a policy referred to in A., disclose the following in respect of the policy: (i) a short summary of its objectives and key provisions; (ii) the measures taken to ensure that the policy has been effectively implemented; (iii) annual and cumulative progress by the issuer in achieving the objectives of the policy; and (iv) whether and, if so, how the board or its nominating committee measures the effectiveness of the policy.

The Corporation does not have a written policy relating to the identification and nomination of women directors.

12.	CONSIDERATION OF THE REPRESENTATION OF WOMEN IN THE DIRECTOR IDENTIFICATION AND SELECTION PROCESS.
Disclose whether and, if so, how the board or nominating committee considers the level of representation of women on the board in identifying and nominating candidates for election or re-election to the board. If the issuer does not consider the level of representation of women on the board in identifying and nominating candidates for election or re-election to the board, disclose the issuer’s reasons for not doing so.

The NGCC considers all factors it deems relevant in the process of identifying and nominating candidates for election or re-election to the Board. While not having a formal requirement to consider the level of representation of women on the Board, the NGCC nominated two women for re-election to the Board based on the Corporation’s requirement for a particular set of skills that the NGCC found most clearly in both candidates. Furthermore, currently there are two woman directors, one of whom serves as independent Chair of the Board and Chair of the NGCC.

13.	CONSIDERATION GIVEN TO THE REPRESENTATION OF WOMEN IN EXECUTIVE OFFICER APPOINTMENTS
Disclose whether and, if so, how the issuer considers the level of representation of women in executive officer positions when making executive officer appointments. If the issuer does not consider the level of representation of women in executive officer positions when making executive officer appointments, disclose the issuer’s reason for not doing so.
The Corporation identifies, evaluates and recommends persons to become executive officers with the goal of creating a senior management team that, as a whole, consists of individuals with various and relevant career experience and industry knowledge and experience. The composition of the senior management team is primarily a question of the experience and expertise brought by officer. Primarily, the Corporation needs executive officers who have the expertise and the skills necessary for specialty biopharmaceutical companies in the process of transformation from a singular research-and-development focus to a comprehensive commercial focus.

14.	ISSUER’S TARGETS REGARDING THE REPRESENTATION OF WOMEN ON THE BOARD AND IN EXECUTIVE OFFICER POSITIONS
For purposes of this item, a “target” means a number or percentage, or a range of numbers or percentages, adopted by the issuer of women on the issuer’s board or in executive officer positions of the issuer by a specific date. Disclose whether the issuer has adopted a target regarding women on the issuer’s board. If the issuer has not adopted a target, disclose why it has not done so. Disclose whether the issuer has adopted a target regarding women in executive officer positions of the issuer. If the issuer has not adopted a target, disclose why it has not done so. If the issuer has adopted a target of either type, disclose the target and the annual and cumulative progress of the issuer in achieving the target.
The Corporation has not adopted a target regarding the number of women on the Board because the NGCC generally identifies, evaluates and recommends candidates to become members of our Board with the goal of creating a Board that, as a whole, consists of individuals with various and relevant career experience, industry knowledge and experience, and financial and other specialized experience, while taking diversity, including gender diversity, into account. The Corporation has not adopted a target regarding women in executive officer positions because the Corporation’s risk profile and lack of resources deprive it of the ability to make appointments on any basis other than finding, often on short notice, the most qualified person who is willing to accept the risks inherent in the Corporation’s financial situation.

15.	NUMBER OF WOMEN ON THE BOARD AND IN EXECUTIVE OFFICER POSITIONS

A.	Disclose the number and proportion (in percentage terms) of directors on the issuer’s board who are women.
Two members of the Corporation’s Board are women, representing approximately 29% of the membership of the Board.

B.	Disclose the number and proportion (in percentage terms) of executive officers of the issuer, including all major subsidiaries of the issuer, who are women.
Two of the Corporation's executive officers are women, representing approximately 33% of the Corporation's executive officers.

SCHEDULE B

MANDATE OF THE BOARD OF DIRECTORS

1.	STEWARDSHIP RESPONSIBILITY
The Board of Directors (the “Board”) of Aeterna Zentaris Inc. (the “Corporation”) is responsible for the stewardship of the Corporation. This role is primarily carried out by the Board’s supervision of the management of the Corporation’s business and affairs by its senior officers. The functions duties and powers of directors are set out in the Canada Business Corporations Act (the “CBCA”), the Corporation’s Articles and By-Laws and within the developing principles of common law. Directors cannot and do not manage the affairs of the Corporation in the literal sense, as such duties are delegated to the Corporation’s officers. The function of directors relates more to the supervision of the management rather than to the actual management of the Corporation. Generally, the directors’ role is to provide supervision of the management of the Corporation, to approve policies of the Corporation and to be knowledgeable about and approve of the major decisions taken by the Corporation. The Board’s role includes advocating and supporting the best interests of the Corporation.
The Board seeks to perform its role by reviewing, discussing and approving the Corporation’s strategic planning and organizational structure and supervising management to oversee that the strategic planning and organizational structure enhances and preserves the business of the Corporation and its underlying value. In broad terms, the stewardship of the Corporation involves the Board in strategic planning, risk management and mitigation, senior management appointments, succession planning, communication policy, safety and environmental issues, corporate governance and internal control integrity.

2.	ORGANIZATION, POWERS AND ROLE

a)
General. The Board delegates to the Corporation’s senior officers the responsibility for the day-to-day management of the Corporation while providing guidance and direction to such senior officers. The Board’s primary roles are overseeing corporate performance and providing quality, depth and continuity of management to meet the Corporation’s strategic objectives.

b)
Composition. The Board shall be composed of a minimum of five (5) and a maximum of fifteen (15) directors. The Board is to be constituted of a majority of individuals who qualify as independent directors, as determined by the Board in accordance with applicable securities laws and standards of the stock exchanges on which the Corporation’s securities are listed. The composition of the Board should provide an appropriate mix of skills, knowledge, business expertise and experience in the Corporation’s areas of activities and an understanding of the industry and the geographical areas in which the Corporation operates.

c)
Appointment. Directors are elected annually by the shareholders of the Corporation, but the directors may from time to time appoint one or more directors, provided that the total number of directors so appointed does not exceed one third (1/3) of the number of directors elected at the last annual meeting of shareholders. The mandate (or term) of each director terminates at the end of the annual shareholders’ meeting following that at which he or she was elected.

d)
Chair of the Board. Members of the Board shall elect a Chair from among the directors of the Corporation and the Chair shall preside at all meetings of the Board. In addition, if and for as long as the Chair is not an independent director, the Board should also nominate a Lead Director, if appropriate, from among the independent directors to take on appropriate duties. Management is encouraged to attend Board meetings, where appropriate, to provide additional insight to matters being considered by the Board. Regularly following meetings of the Board, the directors shall hold meetings at which senior management, including any management director and any non-independent Chair, is not present in order to ensure a free and open discussion between directors. If the Chair is not present at any meeting of the Board, the Lead Director shall preside at the meeting. The Chair of the Board develops the agenda for each meeting of the Board in consultation with the Chief Executive Officer, the Corporate Secretary and the Lead Director (if there is one). The agenda and the appropriate materials are provided to directors of the Corporation on a timely basis prior to any meeting of the Board.

e)
Quorum and Meetings. The quorum at any meeting of the Board is a majority of directors in office and meetings of the Board are held at least quarterly and as required. In addition, at one of the quarterly Board meetings or at a special meeting of the Board held for that purpose, at least once a year, the Board must review the Corporation’s strategic plan. Directors may attend all meetings either in person, videoconference or by teleconference; however, directors are expected to attend all board meetings and meetings of committees of which they are members and to review all meeting materials in advance.

f)
Director Compensation. Members of the Board shall receive such remuneration for acting as directors as the Board may from time to time determine. The Corporation’s Nominating, Governance and Compensation Committee (“NGCC”) shall periodically review all aspects of such remuneration and make recommendations to the Board respecting the same. The Chief Executive Officer shall receive no compensation for acting as a director.

g)
Delegation. The Board may delegate certain responsibilities to Board committees. Such committees shall have a written Board-approved charter, except in the case of special committees of the Board, which may be appointed from time to time. The Board operates by delegating certain of its authorities to management and by reserving certain powers to itself. Subject to applicable law and to the Corporation’s Articles and By-Laws, the Board retains the responsibility for managing its own affairs including:

i)	planning its composition and size;

ii)	selecting its Chair;

iii)	providing orientation and on-going education for its directors;

iv)	nominating candidates for election to the Board;

v)	appointing committees;

vi)	determining director compensation;

vii)	setting expectations and responsibilities of directors, including attendance at, preparation for and participation in Board and committee meetings;

viii)	assessing the effectiveness of the Board, committees and directors in fulfilling their responsibilities;

ix)	determining dividend policies and procedures;

x)	issuing securities, except as authorized by the Board;

xi)	purchasing, redeeming or otherwise acquiring shares of the Corporation;

xii)	making, amending and repealing by-laws of the Corporation;

xiii)	calling the annual meeting of the shareholders of the Corporation;

xiv)	filling any vacancy among directors or in the office of auditor of the Corporation or appointing additional directors; or

xv)	submitting to the shareholders any question or matter requiring the approval of the shareholders.

h)	Retention of consultants. The Board has the authority to retain, at the Corporation’s expense, outside advisors and consultants to report directly to the Board of Directors on board-wide issues.

i)
Fiduciary Duties. Considering the special relationship between the directors and the Corporation, which places the directors in a position of trust and control, the common law characterizes the nature of the duties owed by the directors of the Corporation as “fiduciary duties.” Generally, a director’s fiduciary duty consists of a duty to act honestly and in good faith and with a particular standard of care. The standard of care required of directors and officers is codified in the CBCA, which provides that every director and officer of a corporation in exercising his/her powers and discharging his or her duties shall:

i)	act honestly and in good faith with a view to the best interests of the corporation; and,

ii)	exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

j)
Conflicts of Interest. If a director faces a potential or actual conflict of interest relating to a matter before the Board, that member should alert the Chair, or depending on when the matter becomes known, the Board as a whole. If the Chair faces a potential or actual conflict of interest, the Board Chair should advise the Chair of the Audit Committee. If the Chair, or the Chair of the Audit Committee, as the case may be, concurs that a potential or actual conflict of interest exists, the member faced with such conflict should disclose to the Board the member’s interest and should not participate in consideration of the matter and should not vote on the matter. The Corporate Secretary should maintain a written record of any disclosure of conflict by a Board member either in the minutes of the Board or otherwise.

3.	COMMITTEES OF THE BOARD
In accordance with the Corporation’s Articles and By-Laws, as appropriate, the Board should:

a)
elect annually from among its members an Audit Committee, and a Nominating, Governance and Compensation Committee (the “NGCC”), each to be composed of not fewer than three directors. The committees shall each adopt a formal written charter approved by the Board;

b)	appoint for each committee a Chair from among its members;

c)	appoint additional committees as circumstances may warrant; and,

d)	appoint special committees periodically to address certain issues of a more short-term nature.

4.	RESPONSIBILITIES

The Board has the following specific responsibilities:

a)
Strategic Planning and Risk Management. The Board should ensure that a strategic planning process is in place; review and approve the Corporation’s long-and short-term strategies, visions and missions and monitor management’s success in implementing the strategies. The Board should also approve on at least an annual basis, a strategic business plan, taking into account, among other things, business opportunities and risks of the business. As part of the strategic plan review process, the Board should approve and monitor the implementation of the Corporation’s annual business plan and ensure that management puts in place appropriate systems and processes to manage the principal risks with a view to the long-term viability of the Corporation. The Audit Committee should regularly review specific areas of the Corporation’s financial functions, including the integrity of the Corporation’s internal controls and information systems and the NGCC should review risks related to succession planning. Reports on these reviews should be included as part of the regular review by the whole Board of the Corporation’s operating performance.

b)
Independence and Lead Director. To facilitate the functioning of the Board independently of Corporate management and the non-independent directors, the Board may appoint one of its independent directors to act as Lead Director. The Lead Director should consult and meet with any or all of the independent directors, at the discretion of either party, and with or without the attendance of the Chair, and should represent such directors in discussions with the Chair on corporate governance issues and other matters. The Lead Director should also promote best practices and high standards of corporate governance and assist in the process of conducting director evaluations.

c)
Communication and Financial Matters. The Board believes that accurate, timely and regular communication with its shareholders and the investment community is of ultimate importance. The Corporation has a formal disclosure policy, which has been reviewed and approved by the Board. As part of this policy, the Board should review and approve, upon recommendation by the Audit Committee, the general content and the Audit Committee’s report on the financial aspects of, the Corporation’s Annual Information Form (or the Annual Report on Form 20-F in lieu thereof), Management Proxy Circular, Consolidated Financial Statements, Management’s Discussion and Analysis, the Corporation’s schedule of authority, prospectuses and any other document required to be disclosed or filed by the Corporation before such documents are publicly disclosed or filed with the appropriate regulatory authorities. In addition, as directed and monitored by the Board, senior management is charged with the responsibility of complying with the Corporation’s regulatory disclosure obligations and resounding to inquiries from shareholders, analysts and other interested parties.

d)
Internal Control and Reporting. The integrity of the Corporation’s internal control and reporting systems are the primary responsibility of management with oversight review by the Audit Committee, which should meet regularly with both the Corporation’s financial and accounting personnel and the Corporation’s internal and external auditors to review these matters. The Audit Committee should report to the full Board with respect to any issues that arise out of such discussions.

e)
Corporate Governance. The NGCC’s role includes making recommendations to the Board on all matters relating to corporate governance, including the appropriateness of the Corporation’s governance structure in view of its position in the targeted marketplace.

f)
New Board Nominees, Board Size and Board Effectiveness. The NGCC is responsible for proposing new board nominees. The subject of the board size should be considered periodically by the Board and on an on-going basis by the NGCC. If a Lead Director is in place, the Lead Director and the NGCC should annually assess the effectiveness of the Board as a whole, the committees of the Board, and the contribution of the individual directors and the results of these assessments should be reported to the Board.

g)	Executive Performance and Compensation. The Board should:

i)
Appoint all officers and monitor and assess the performance of the CEO and executives who report to the CEO, following a review of the recommendations of the NGCC in collaboration with the Lead Director, if any;

ii)
Establish the annual corporate goals and objectives for the CEO; If the Chair is not independent, the Lead Director, in collaboration with the NGCC, should establish the annual corporate goals and objectives for the CEO;

iii)	Approve the compensation, of the CEO and executives who report to the CEO upon recommendation by the NGCC, taking into consideration Board expectations and fixed goals and objectives;

iv)
Ensure that the CEO and senior management create a culture of integrity throughout the Corporation that creates and reinforces good conduct and ethical behavior and discourages inappropriate or excessive risk-taking;

v)
Upon review of the recommendations of the NGCC, approve certain matters relating to all employees, including the Corporation’s broad compensation strategy and philosophy, new long-term and short-term benefit programs or material changes to existing programs and stock option and stock grant awards; and

vi)	Provide advice and counsel to the CEO in the execution of the CEO’s duties.

h)
Succession Planning. The Board should ensure that effective succession planning programs are in place, including programs to appoint, train, develop and monitor management. The NGCC and the Chair, as well as the Lead Director, if any, should periodically review succession planning, including recommendations with respect to appointment of senior officers, as and when required. The full Board should approve the appointment of senior officers and the NGCC should monitor senior management succession.

i)
Board Compensation. As part of its mandate, the NGCC should periodically review the adequacy and form of compensation of directors, including minimum share ownership requirements, and should make appropriate recommendations to the Board. In making its recommendations, the NGCC should take into account appropriate, comparative market data and the level and form of compensation necessary to attract directors of the caliber and experience required to effectively oversee an organization of the Corporation’s current size, complexity and market scope.

j)
Board Orientation and Education. All new members of the Board should be provided with the Board Mandate, detailed information on the Corporation, its charter, history and policies relevant to the Board and its members. The Board should also sponsor, as appropriate, and encourage continuing education of Board members to ensure current knowledge compatible with the business. Regular visits to business sites and meetings with senior management should also be encouraged and arranged to allow directors the opportunity to familiarize themselves with the Corporation’s operations and business first-hand.

k)	Position Descriptions. The NGCC should formulate for Board approval position descriptions for the Chair, the Lead Director, the CEO and the Chair of each Board committee.

l)
Confidentiality. The Board should monitor management’s enforcement of policies respecting confidential treatment of the Corporation’s proprietary information and the confidentiality Board deliberations.

m)
Code of Conduct. The Board should ensure a written Code of Conduct (the “Code”) has been adopted by the Corporation, which is applicable to all directors, officers and employees. The Code constitutes written standards that are intended and reasonably designed to promote integrity, ethics and honesty and deter wrongdoing. In particular, the Code should address conflicts of interest, protection and proper use of corporate assets, confidentiality of corporate information, fair dealing with security holders, customers, suppliers, competitors and employees; compliance with laws, rules and regulations, and reporting of any illegal or unethical behavior. The Board should also monitor the Corporation’s compliance with all significant policies and procedures by which the Corporation is operated, including the Code.

5.    GENERAL
The Board shall periodically review and assess the adequacy of this Mandate and revise it as it deems appropriate. The performance of the Board should be periodically evaluated with reference to this Mandate. This Mandate should be disclosed on the Corporation’s website and elsewhere in accordance with all applicable regulatory requirements.
The Board’s role is an oversight role and nothing in this Mandate is intended to require the Board to ensure the Corporation’s or any other person’s compliance with applicable laws and regulations. The Board is not, and shall not be deemed to be, an agent of the Corporation’s security holders for any purpose whatsoever. The Board of Directors may, from time to time, permit departures from the terms hereof, either prospectively or retrospectively, and no provision contained herein is intended to give rise to civil liability to security holders of the Corporation, or other liability whatsoever.
Adopted and approved by the Board of Directors on February 28, 2006 and amended by the Board of Directors on March 4, 2008 and amended and restated on December 4, 2014.

SCHEDULE C

AUDIT COMMITTEE CHARTER

1.	MISSION STATEMENT
The Audit Committee (the “Committee”) of Aeterna Zentaris Inc. (the “Corporation”) will assist the Board of Directors in fulfilling its oversight responsibilities. The Committee will review the financial reporting process, the system of internal control, the audit process, and the Corporation’s process for monitoring compliance with laws and regulations and with the Code of Ethical Conduct. In performing its duties, the Committee will maintain effective working relationships with the Board of Directors, management, and the external auditors. To effectively perform his or her role, each Committee member will obtain an understanding of the detailed responsibilities of Committee membership as well as the Corporation’s business, operations, and risks.
The function of the Committee is oversight and while it has the responsibilities and powers set forth in this charter, it is neither the duty of the Committee to plan or to conduct audits or to determine that the Corporation’s financial statements are complete, accurate and in accordance with generally accepted accounting principles, nor to maintain internal controls and procedures.

2.	POWERS
The Board authorizes the Committee, within the scope of its responsibilities, to:

•	Perform activities within the scope of its charter.

•	Engage independent counsel and other advisers as it deems necessary to carry out its duties.

•	Set and pay the compensation for any advisors it employs.

•	Ensure the attendance of officers and/or other key employees having a finance or accounting function at meetings as appropriate.

•	Have unrestricted access to members of management, employees and relevant information.

•	Communicate directly with the internal and external auditors.

3.	COMPOSITION

•
The Committee shall be formed of at least three members, each of which shall qualify as an independent director, as determined by the Board in accordance with applicable securities laws and standards of the stock exchanges on which the Corporation’s securities are listed.

•	Each member shall provide a useful contribution to the Committee.

•	All members must be financially literate as defined in accordance with applicable securities laws and standards of the stock exchanges on which the Corporation’s securities are listed.

•
In addition, for as long as the Corporation’s securities are listed on the Nasdaq Stock Market, at least one member of the Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication.

•	The chairperson of the Committee shall be appointed by the Board from time to time.

•	The term of the mandate of each member shall be one year.

•	The quorum requirement for any meeting shall be two members.

•	The secretary of the Committee shall be the secretary of the Corporation or any other individual appointed by the Board.

4.	MEETINGS

•	If deemed necessary, the Committee may invite other individuals.

•	External auditors shall be invited, if needed, to make presentations to the Committee.

•	The Committee shall meet at least four times a year. Special meetings may be held if needed. If deemed necessary, external auditors may invite members to attend any meeting.

•	The Committee will meet with the external auditors at least once a year without management presence.

•	The minutes of each meeting shall be recorded.

5.	ROLE AND RESPONSIBILITIES

A.	Financial Information

i.	Review significant accounting and reporting issues, including recent professional and regulatory pronouncements, and understand their impact on the financial statements.

ii.	Ask management and external auditors about significant risks and exposures and the plans to minimize such risks.

iii.
Review the unaudited interim financial statements, the audited annual financial statements in addition to any documents which accompany such financial statements, such as the report of the external auditors, and obtain an explanation from management of all material variances between comparative reporting periods, prior to filing or disclosure. Without restricting the generality of the foregoing, the Committee shall discuss with management and the external auditors to the extent required, any issues and disclosure requirements regarding (a) the use of “pro forma” or “adjusted” non-GAAP/non-IFRS information, (b) any off balance sheet arrangements, and (c) any going concern qualification. Determine whether they are complete and consistent with the information known to Committee members, and assess whether the financial statements reflect appropriate accounting principles and recommend their approval to the Board of Directors.

iv.
Review and recommend for approval by the Board, all public disclosure documents containing audited or unaudited financial information, including Management’s Discussion and Analysis of financial condition and results of operations, all sections of the Annual Report on Form 20-F, quarterly reports and press releases concerning annual and interim financial results, and consider whether the information is adequate and consistent with members’ knowledge about the Corporation and its operations and financial position.

v.
Be satisfied that adequate procedures are in place for the review of the Corporation’s public disclosure of financial information extracted or derived from the Corporation’s financial statements, other than the public disclosure referred to in the two preceding paragraphs, and periodically assess the adequacy of those procedures.

vi.
Review the compliance of the President and Chief Executive Officer and of the Chief Financial Officer certification letter on the Corporation’s controls and procedures disclosure of information and the attestation by management of the financial reports.

vii.	Pay particular attention to complex and/or unusual transactions such as restructuring charges and derivative disclosures.

viii.
Focus on judgmental areas such as those involving valuation of assets and liabilities including, for example, the accounting for and disclosure of: obsolete or slow-moving inventory; loan losses; warranty, product, and environmental liability; litigation reserves and other commitments and contingencies.

ix.	Meet with management and the external auditors to review the financial statements and the results of the audit.

x.	Consider management’s handling of proposed audit adjustments identified by the external auditors.

xi.	Ensure that the external auditors communicate certain required matters to the Committee.

xii.
Be briefed on how management develops and summarizes quarterly financial information, the extent to which the external auditors review quarterly financial information, and whether that review is performed on a pre- or post-issuance basis.

xiii.
Meet with management and, if a pre-issuance review was completed, with the external auditors, either by telephone or in person, to review the interim financial statements and the results of the review.

xiv.	To gain insight into the fairness of the interim financial statements and disclosures, obtain explanations from management on whether.

•	Actual financial results for the quarter or interim period varied significantly from budgeted or projected results;

•	Changes in financial ratios and relationships in the interim financial statements are consistent with changes in the Corporation’s operations and financing practices;

•	International Financial Reporting Standards (Generally accepted accounting principles) have been (consistently) applied;

•	There are any actual or proposed changes in accounting or financial reporting practices;

•	There are any significant or unusual events or transactions;

•	The Corporation’s financial and operating controls are functioning effectively;

•	The Corporation has complied with the terms and conditions of loan agreements or security indentures; and

•	The interim financial statements contain adequate and appropriate disclosures.

xv.	Ensure that the external auditors communicate certain required matters to the Committee.

B.	External Audit

i.	Review the professional qualification of the auditors (including background and experience of partner and auditing personnel).

ii.	Consider and make any necessary determinations with respect to the independence of the external auditor and any potential conflicts of interest.

iii.	Review on an annual basis the performance of the external auditors and make recommendations to the Board for their compensation, their appointment, retention and termination of their appointment.

iv.	Perform a comprehensive review of the external auditors at least once every five years.

v.	Oversee the work of the external auditors, including the resolution of disagreements between management and the external auditors regarding financial reporting.

vi.	Require the external auditors to report directly to the Committee and make sure to receive periodic reports from the external auditors.

vii.
Review and approve the external auditors’ scope and plan of the annual audit, as well as the approach for the current year in light of the Corporation’s present circumstances and changes in regulatory and other requirements.

viii.
Annually, or more frequently as may be required, consult with the external auditors, without the presence of management, as to internal controls, the fullness and accuracy of the financial statements, any significant difficulties encountered during the course of the audit or access to required information, the quality of financial personnel, the level of co-operation received from management any unresolved material differences of opinion or disputes.

ix.	Discuss with the external auditor the appropriateness of the accounting policies applied in the Corporation’s financial reports and whether they are considered as aggressive, balanced or conservative.

x.
Approve all audit engagement fees and terms as well as reviewing policies for the provision of non-audit services by the external auditors and, when required, the framework for pre-approval of such services.

xi.
Pre-approve all audit, audit-related and non-audit services to be provided to the Corporation or any of its subsidiaries, by the external auditors (and its affiliates), in accordance with applicable securities laws (or delegate such pre-approval if and to the extent permitted by law), and consider the potential impact of such services on the independence of the external auditors, provided that the external auditors may not be retained by the Corporation to perform specifically listed categories of non-audit services as set forth by the SEC.

xii.	Review and approve the Corporation’s hiring policies regarding partners, employees and former partners and employees of the present and former external auditor of the Corporation.

xiii.
Review post-audit or management letters, containing recommendations of the external auditors and management’s response, including the evaluation by the external auditors of the adequacy and effectiveness of management’s internal control systems and procedures for financial reporting, and management’s responses to any identified weaknesses.

xiv.	Review any other material written communication provided by the external auditors to the Corporation’s management and submitted to the Committee.

C.	Internal Control

i.
Evaluate whether management is setting the appropriate tone at the top by communicating the importance of internal controls and ensuring that all individuals possess an understanding of their roles and responsibilities.

ii.
Understand the controls and processes implemented by management to ensure that the financial statements derive from the underlying financial systems, comply with relevant standards and requirements, and are subject to appropriate management review.

iii.
Discuss with the external auditors and management, the adequacy and effectiveness in the design and operation of the disclosure controls and internal controls of the Corporation and make recommendations for the improvement of such controls or particular areas where new or more detailed controls or procedures are desirable.

iv.	Satisfy itself as to the adequacy of the Corporation’s review procedures regarding disclosure of other financial information.

v.	Gain an understanding of the current areas of financial risk and how these are being handled by the management.

vi.
Focus on the extent to which management reviews computer systems and applications, the security of such systems and applications, and the contingency plan for processing financial information in the event of a systems breakdown.

vii.	Gain an understanding of whether internal control recommendations made by external auditors have been implemented by management.

viii.	Ensure that the external auditors keep the Committee informed about fraud, illegal acts, deficiencies in internal control, and any other matter deemed appropriate.

ix.
Monitor and supervise procedures for (1) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and (2) for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Corporate governance

i.
Review the effectiveness of the system for monitoring compliance with laws and regulations and the results of management’s investigation and follow-up (including disciplinary action) on any fraudulent acts or accounting irregularities.

ii.	Periodically obtain updates from management, general counsel, and tax director regarding compliance.

iii.	Be satisfied that all regulatory compliance matters have been considered in the preparation of the financial statements.

iv.	Review the findings of any examinations by regulatory agencies.

v.	Ensure that a Code of Ethical Conduct is formalized in writing and that all employees are aware of it.

vi.
Review periodically, in consultation with the Nominating, Governance and Compensation Committee and the Board of Directors, the content of the Code of Ethical Conduct and make sure employees are informed of amendments.

vii.	Evaluate whether management is setting the appropriate tone at the top by communicating the importance of the Code of Ethical Conduct and the guidelines for acceptable business practices.

viii.	Review the program for monitoring compliance with the Code of Ethical Conduct.

ix.	Periodically obtain updates from management and general counsel regarding compliance.

D.	Other Responsibilities

i.	Meet with the external auditors and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately.

ii.	Ensure that significant findings and recommendations made by the external auditors are received and discussed on a timely basis.

iii.	Review, with the Corporation’s counsel, any legal matters that could have a significant impact on the Corporation’s financial statements.

iv.	Review the policies and procedures in effect for considering officers’ expenses and perquisites.

v.	If necessary, institute special investigations and, if appropriate, hire special counsel or experts to assist.

vi.	Perform other oversight functions as requested by the full Board.

vii.	Regularly update the Board of Directors about Committee activities and make appropriate recommendations.

viii.	Ensure the Board is aware of matters that may significantly impact on the financial condition or affairs of the business.

ix.
Prepare any reports required by law or standards of the stock exchanges on which the Corporation’s securities are listed or requested by the Board, for example a report on the Committee’s activities and duties to be included in the section on corporate governance in the Annual Report on Form 20-F.

x.
Prepare and review with the Board, in the manner the Committee deems appropriate, an annual performance evaluation of the Committee and its members, comparing its performance with the requirements of this charter.

xi.	Review and update the Committee charter annually.

xii.	Discuss any changes required to be made to this charter with the Board and ensure the charter and any such changes are approved by the Board.
Adopted and approved by the Board of Directors on May 5, 2000, and amended by the Board of Directors on each of February 26, 2004, February 28, 2006, March 4, 2008, March 10, 2009, March 23, 2010 and amended and restated on November 4, 2014.

SCHEDULE D

MANDATE OF THE NOMINATING, GOVERNANCE AND COMPENSATION COMMITTEE

The Nominating, Governance and Compensation Committee (the “NGCC”) of Aeterna Zentaris Inc. (the “Corporation”) is a committee of the Board of Directors of the Corporation (the “Board”) which assists the Board in developing the Corporation’s approach to corporate governance issues, proposes individuals qualified to become Board members, consistent with criteria approved by the Board; oversees the assessment of the effectiveness of the Board and its committees, their respective chairs and individual directors; develops and recommends to the Board a set of corporate governance principles applicable to the Corporation; and, plays a leadership role in the Corporation’s corporate governance. This committee also assists the Board in discharging its responsibilities relating to executive and other human resources hiring, assessment, compensation and succession planning.
1.    COMPOSITION OF THE COMMITTEE AND OPERATION
The NGCC shall have at least three (3) members, each of whom shall meet the independence requirements of the applicable securities laws and standards of the stock exchanges on which the Corporation’s securities are listed. Members of the NGCC shall possess the experience, knowledge and skills to suitably serve on the Committee. The Board, after due consideration of the recommendation of the NGCC, shall appoint the members of the NGCC. The chair of the NGCC shall be elected by the independent directors of the Board. The term of the mandate of each member shall be generally one year. The NGCC shall meet as often as may be deemed necessary or appropriate in its judgment, but no less than four (4) times each year, either in person or telephonically. The quorum at any meeting is a majority of its members.
The Chair of the NGCC shall develop the agenda for each meeting of the NGCC in consultation with the Chair of the Board, the Lead Director (if there is one) and the Corporate Secretary. The agenda and the appropriate materials shall be provided to members on a timely basis prior to any meeting. The Chair of the NGCC shall make regular reports to the Board with respect to its activities.
The NGCC shall review its mandate from time to time as appropriate and report to the Board on its adequacy. In addition, it annually assesses both its own performance as well as that of its members.
2.    AUTHORITY
The NGCC has authority to take appropriate actions necessary to discharge its responsibilities. Such authority includes, but is not limited to, the power to:

a)
Retain outside counsel, accountants, outside advisors, consultants, or others to assist in the conduct of an investigation, or as it determines appropriate, to advise or assist in the performance of its functions. The NGCC, or its chair shall pre-approve all services provided to the Corporation at the request of management by any compensation consultant or advisor, or any of its affiliates, retained to assist the NGCC in determining compensation for any of the Corporation’s directors or executive officers. The NGCC shall have sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms;

b)	Seek any information it requires from employees or external parties. Employees and external parties will be directed to cooperate and comply with the NGCC’s requests; and

c)	Meet with the senior internal auditor, company officers, external auditors, or outside counsel, as necessary.
3.    RESPONSIBILITIES
Among its specific responsibilities, the NGCC shall:

1.	Establish criteria and qualifications for Board membership, including standards for assessing independence. These criteria and qualifications shall include, among other things:

a)	The highest ethical standards and integrity;

b)	A willingness to act on and be accountable for Board decisions;

c)	An ability to provide wise, informed, and thoughtful counsel to top management on a range of issues;

d)	A history of achievement that reflects superior standards for director candidate and others;

e)	Loyalty and commitment to driving the success of the Corporation;

f)	An ability to take tough positions while at the same time working as a team player; and

g)	A background that provides a portfolio of experience and knowledge commensurate with the Corporation’s needs.

2.
Identify and consider candidates, including those recommended by shareholders and others, to fill positions on the Board, and assess the contributions and independence of incumbent directors in determining whether to recommend them for re-election to the Board.

3.
Recommend to the Board candidates for election or re-election at each annual meeting of shareholders and, if the NGCC deems appropriate, for appointment of additional directors between annual meetings of shareholders.

4.
Recommend to the Board candidates for appointment to the Audit Committee and its committee chair and consider periodic rotation of committee members. The full Board shall select candidates for appointment to the NGCC.

5.
Annually review the Corporation’s corporate governance processes, and its governance principles, including such issues as the Board’s organization, membership terms, size, composition, and the structure and frequency of Board meetings, and recommend appropriate changes to the Board to ensure effectiveness of decision making.

6.	Consider questions of possible conflicts of interest of Board members and senior executives, in collaboration with the Audit Committee, and initiate appropriate action to address any such conflicts.

7.	Make recommendations to the Board regarding resignations of directors in accordance with applicable policies of the Corporation.

8.	Establish compensation for directors and, as timely required, review the compensation schedule for appropriate competitiveness and make recommendations for revisions to the Board when necessary.

9.	Review annually with the Chair/CEO the performance of the Corporation’s senior executives and recommend to the Board their appropriate, market competitive, total direct and indirect compensation.

10.
In collaboration with the Chair, or the Lead Director if the Chair of the Board is not independent, annually review, establish and recommend to the Board the objectives to be achieved by the CEO and recommend to the Board the appropriate compensation for the CEO as measured by achievement of the objectives for the applicable period.

11.	Oversee risk identification and management in relation to executive compensation policies and practices and review the disclosure in this respect.

12.
Review periodically with the Chair/CEO and the Board, the succession plan, and its effectiveness, relating to positions held by senior executives, including the CEO, and make recommendations to the Board regarding the recruitment, selection and retention of individuals to fill these positions.

13.	Oversee the orientation of new directors and continuing education of directors.

14.	Recommend for Board approval a code of conduct for Board directors, review such code annually and recommend revisions thereto as appropriate.

15.
Monitor the functions of the Board and its committees, as set forth in their respective mandates, and coordinate and collaborate with the Lead Director, if any, to oversee the annual self-assessments of the performance and procedures of the Board and each of its committees. At a minimum, the self-assessment will solicit feedback from the directors about:

a)	Overall effectiveness;

b)	Composition and structure;

c)	Culture;

d)	Focus;

e)	Information and resources; and

f)	Process.
Feedback from this annual, self-assessment process will be provided to Board members, as appropriate.

16.	Oversee and recommend for Board approval any material change to the organizational structure of the Corporation.

17.	Review and approve directors’ and officers’ liability insurance coverage.

18.
Oversee, recommend, advise, ensure and confirm that the Corporation has deployed appropriate human resources policies, procedures and processes are in place with respect to recruitment, retention, workplace conduct, including rules, requirements and guidelines, disclosure (including use of privileged information and “blackout” periods), training, development, disciplinary actions, career pathways, terminations and related policies that create a positive workplace environment and a functional culture focused on achieving business strategy and objectives.

19.
Oversee, recommend, advise, ensure and confirm that the Corporation deploys an appropriate code of conduct that engenders an ethical culture based on values, principles, integrity and honesty, including a functional system for reporting misconduct, violations of laws, rules or regulations or seeking advice and guidance.

20.
In collaboration with management, review the structure and governance of the Corporation’s welfare benefits, defined and/or non-qualified retirement or pensions benefit plans, long- and short-term compensation plans, direct and indirect compensation plans, incentive, bonus and awards plans, security-based compensation plans and the like for executive and non-executive employees and make appropriate recommendations to the Board with respect thereto.

21.	In consultation with the Board, approve stock option and stock grant awards.

22.
Review the annual statement of corporate governance practices for inclusion within the Corporation’s Management Proxy or Information Circular and/or Annual Information Form/Annual Report on Form 20-F, in accordance with applicable rules and regulations.

23.
Review corporate governance guidelines applicable to the Corporation, recommend to the Board any revision(s) thereto, monitor and oversee the disclosure of the Corporation’s corporate governance structures, procedures and practices, including relevant decisions requiring Board approval and, where appropriate, measures for receiving shareholder feedback, in accordance with applicable rules, regulations and standard industry practices.

24.
Assess annually the performance of the Board, its Lead Director, if any, individual directors, the Board committees and their respective chairs, including measurement by any applicable committee mandate, and report its findings to the Board.

25.	Review periodically the mandates of the Board and its committees and recommend any proposed changes to the Board.

26.	Nothing contained in this mandate is intended to expand applicable standards of conduct under statutory or regulatory requirements for the directors of the Corporation or the members of the NGCC.
Adopted and approved by the Board of Directors on February 28, 2006 and amended on March 10, 2009, March 23, 2010, March 27, 2012 and amended and restated on August 7, 2014.

Aeterna Zentaris Inc.
315 Sigma Drive
Summerville, South Carolina, USA 29486
Telephone: 843-900-3223
www.zentaris.com